As filed with the Securities and Exchange Commission on August 29, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Origen Financial, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-0145649
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
27777 Franklin Road, Suite 1700
Southfield, Michigan 48034
(248) 746-7000
(Address, including ZIP code, and telephone number,
including area code, of registrant’s principal executive offices)
Ronald A. Klein, Chief Executive Officer
Origen Financial, Inc.
27777 Franklin Road, Suite 1700
Southfield, Michigan 48034
(248) 746-7000
(Name, address, including ZIP code, and telephone number,
including area code, of agent for service)
with copies to:
Matthew Murphy, Esq.
Jaffe, Raitt, Heuer & Weiss, P.C.
27777 Franklin Road, Suite 2500
Southfield, Michigan 48034
(248) 351-3000
(248) 351-3082 (fax)
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐
CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate	Registration
Securities to be Registered(1)	Offering Price(2)	Fee(3)

Debt securities	—	—

Preferred Stock, $0.01 par value	—	—

Common Stock, $0.01 par value	—	—

Total	$200,000,000	$23,540

(1)	There are being registered hereunder such indeterminate number of shares of common stock and preferred stock and such indeterminate principal amount of debt securities as shall have an aggregate initial offering price not to exceed $200,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered also include such indeterminate amounts and numbers of common stock, preferred stock and debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for such conversion or exchange or pursuant to the antidilution provisions of any such securities.

(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D of Form S-3 under the Securities Act.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

EXPLANATORY NOTE
      This Registration Statement contains two prospectuses covering the offering, issuance and sale of (1) debt securities, shares of common stock and shares of preferred stock of Origen Financial, Inc. (the “Basic Prospectus”) and (2) shares of common stock of Origen Financial, Inc. that may be issued and sold under a sales agreement that Origen Financial, Inc. has entered into with Brinson Patrick Securities Corporation (the “Sales Agreement Prospectus”). The specific terms of the securities to be offered pursuant to the Basic Prospectus will be set forth in a prospectus supplement. The Sales Agreement Prospectus will be identical in all respects to the Basic Prospectus, except that the Sales Agreement Prospectus will contain a different cover page and a different Plan of Distribution. The cover page to, and the Plan of Distribution section of, the Sales Agreement Prospectus follow the Basic Prospectus included herein.
SUBJECT TO COMPLETION, DATED AUGUST 29, 2005
PROSPECTUS
$200,000,000
Origen Financial, Inc.
Debt Securities
Preferred Stock
Common Stock
        We may sell from time to time in one or more offerings up to $200,000,000 in the aggregate of:

•	our secured or unsecured debt securities, in one or more series, which may be either senior, senior subordinated or subordinated debt securities;

•	shares of our preferred stock in one or more series;

•	shares of our common stock; and

•	any combination of the foregoing.
      We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
       INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” ON PAGE 2.
       Our common stock is quoted on the Nasdaq National Market under the symbol “ORGN.” On August 26, 2005, the last reported sale price for our common stock on the Nasdaq National Market was $7.19 per share. The applicable prospectus supplement will contain information, where applicable, as to any other listing on the Nasdaq National Market or any securities exchange of the securities covered by the prospectus supplement.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                 , 2005

      This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

ABOUT THIS PROSPECTUS
      This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may offer any combination of securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.” THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
ABOUT ORIGEN
      Origen Financial, Inc. is an internally-managed and internally-advised Delaware corporation that is taxed as a real estate investment trust, or REIT. We are a national consumer manufactured housing lender and servicer. Currently we originate loans in 42 states and we service loans in 44 states. We originate and intend to continue to originate manufactured housing loans to borrowers who have above average credit profiles and above average income, each as compared to manufactured housing borrowers as a whole. We and our predecessors have originated more than $2 billion of manufactured housing loans from 1996 through June 30, 2005, including $126.0 million in the first six months of 2005. We service the manufactured housing loan contracts that we originate as well as manufactured housing loan contracts owned by third parties. As of June 30, 2005, our loan servicing portfolio of over 35,000 loans totaled approximately $1.45 billion.
      Origen Financial, Inc. was incorporated on July 31, 2003. On October 8, 2003, we began operations when we acquired all of the equity interests of Origen Financial L.L.C. (which is our primary operating subsidiary) and its subsidiaries. Currently, most of our operations are conducted through Origen Financial L.L.C., our wholly-owned subsidiary. We conduct the rest of our business operations through our other wholly-owned subsidiaries, including taxable REIT subsidiaries, to take advantage of certain business opportunities and ensure that we comply with the federal income tax rules applicable to REITs.
      Our executive office is located at 27777 Franklin Road, Suite 1700, Southfield, Michigan 48034 and our telephone number is (248) 746-7000. We maintain our servicing operations in Ft. Worth, Texas and have other regional offices located in Glen Allen, Virginia and Duluth, Georgia. As of August 15, 2005, we employed 266 full-time employees.

RISK FACTORS
      Our prospects are subject to certain uncertainties and risks. Our future results could differ materially from current results, and our actual results could differ materially from those projected in forward-looking statements as a result of certain risk factors. These risk factors include, but are not limited to, those set forth below, other one-time events, and important factors disclosed previously and from time to time in our other filings with the SEC. This prospectus contains certain forward-looking statements.
Risks Related to Our Business

We may not generate sufficient revenue to make or sustain distributions to stockholders.
      We intend to distribute to our stockholders substantially all of our REIT net taxable income each year so as to avoid paying corporate income tax on our earnings and to qualify for the tax benefits accorded to a REIT under the Internal Revenue Code. Distributions will be made at the discretion of our board of directors. Our ability to make and sustain cash distributions is based on many factors, including the performance of our manufactured housing loans, our ability to borrow at favorable rates and terms, interest rate levels and changes in the yield curve and our ability to use hedging strategies to insulate our exposure to changing interest rates. Some of these factors are beyond our control and a change in any such factor could affect our ability to pay future distributions. We cannot assure our stockholders that we will be able to pay or maintain distributions in the future. We also cannot assure stockholders that the level of distributions will increase over time and that our loans will perform as expected.

We may not have access to capital to meet our anticipated needs.
      Our ability to achieve our investment objectives depends to a significant extent on our ability to raise equity and to borrow money in sufficient amounts and on sufficiently favorable terms to earn incremental returns and on our ability to securitize our loans with long-term financing. There can be no assurance that we will be able to obtain such funding on terms favorable to us or at all. Even if such funding is available, we may not be able to achieve the degree of leverage we believe to be optimal due to decreases in the proportion of the value of our assets that we can borrow against, decreases in the market value of our assets, increases in interest rates, changes in the availability of financing in the market, conditions then applicable in the lending market and other factors. Our inability to access capital could jeopardize our ability to fund loan originations and continue operations.

We intend to incur indebtedness to fund our operations, and there is no limit on the total amount of indebtedness that we can incur.
      We intend to borrow against, or “leverage,” our assets primarily through repurchase agreements, securitizations of manufactured housing loans and secured and unsecured loans. The terms of such borrowings may provide for us to pay a fixed or adjustable rate of interest, and may provide for any term to maturity that management deems appropriate. The total amount of indebtedness we can incur is not expressly limited by our certificate of incorporation or bylaws. Instead, management has discretion as to the amount of leverage to be employed depending on management’s measurement of acceptable risk consistent with the nature of the assets then held by us. We face the risk that we might not be able to meet our debt service obligations and, to the extent we cannot, we might be forced to liquidate some of our assets at disadvantageous prices. Also, our debt service payments will reduce the net income available for distributions to stockholders. Our use of leverage amplifies the risks associated with other risk factors, which could reduce our net income or cause us to suffer a loss.

We may not be able to securitize our manufactured housing loans or do so on favorable terms.
      We intend to securitize a substantial portion of the manufactured housing loans we originate. We intend to account for securitizations as secured financings. In a typical securitization, we issue collateralized debt securities of a subsidiary in multiple classes, which are secured by an underlying portfolio of manufactured housing loans owned by the subsidiary. Factors affecting our ability to securitize loans and to do so profitably, include:

•	conditions in the asset-backed securities markets generally;

•	conditions in the manufactured housing asset-backed securities markets specifically;

•	the performance of existing securities issued in connection with our securitizations;

•	the coupon interest rate and credit quality of our loans;

•	our relationship with our bond and other investors in our securities and loans;

•	compliance of our loans with the eligibility requirements for a particular securitization;

•	our ability to adequately service our loans, including our ability to obtain and/or maintain a servicer rating;

•	adverse changes in state and federal regulations regarding high-cost and predatory lending; and

•	any material negative rating agency action pertaining to certificates issued in our securitizations.
      In addition, federal income tax requirements applicable to REITs may limit our ability to use particular types of securitization structures.
      If we are unable to securitize, or securitize profitably, the manufactured housing loans that we originate and that we may invest in from time to time, then our net revenues for the duration of our investment in those manufactured housing loans would decline, which would lower our earnings for the time the loans remain in our portfolio. We cannot assure stockholders that we will be able to complete loan securitizations in the future on favorable terms, or at all.

Certain securitization structures may cause us to recognize income for accounting and tax purposes without concurrently receiving the associated cash flow.
      Certain securitizations are structured to build over-collateralization over time with respect to the loans that are the subject of the securitization or to accelerate the payment on senior securities to enhance the credit ratings of such securities. Accordingly, these structures may cause us to recognize income without concurrently receiving the associated cash flow. We have used such securitization structures in the past and may use them in the future. These securitization structures and the possible resulting mismatch between income recognition and receipt of cash flow may require us to access the capital markets at times which may not be favorable to us.

Our business may not be profitable in the future.
      While we had net income of approximately $2.5 million for the first six months of 2005, we incurred a net loss of approximately $3.0 million during 2004. Origen Financial L.L.C., which we acquired in October 2003, experienced net losses in each year of its existence while growing its loan origination platform and business, including net losses of approximately $23.9 million for the period from January 1, 2003 through October 7, 2003 and $29.2 million for fiscal year 2002. We will need to generate significant revenues to achieve and maintain profitability. If we are unable to achieve and maintain sufficient revenue growth, we may not be profitable in the future. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

We depend on key personnel, the loss of whom could threaten our ability to operate our business successfully.
      Our future success depends, to a significant extent, upon the continued services of Ronald A. Klein, our Chief Executive Officer, J. Peter Scherer, our President, W. Anderson Geater, Jr., our Chief Financial Officer, and Mark W. Landschulz, our Executive Vice President, Portfolio Management. Although we have entered into employment agreements with all of these individuals, there is no guarantee that they will remain employed with us. The market for skilled personnel, especially those with the technical abilities we require, is currently very competitive, and we must compete with much larger companies with significantly greater resources to attract and retain such personnel. The loss of services of one or more key employees may harm our business and our prospects.

Future acquisitions of loan portfolios, servicing portfolios and other assets may not yield the returns we expect.
      We expect to make future acquisitions or investments in loan portfolios, servicing portfolios and bonds in outstanding securitizations backed by manufactured housing loans. The relevant economic characteristics of the assets we may acquire in the future may not generate returns or may not meet a risk profile that our investors find acceptable. Furthermore, we may not be successful in executing our acquisition strategy.

Our profitability may be affected if we are unable to effectively manage interest rate risk and leverage.
      We derive our income in part from the difference, or “spread,” between the interest earned on loans and interest paid on borrowings. In general, the wider the spread, the more we earn. In addition, at any point in time there is an optimal amount of leverage to employ in the business in order to generate the highest rate of return to our stockholders. When market rates of interest change, the interest we receive on our assets and the interest we pay on our liabilities will fluctuate. In addition, interest rate changes affect the optimal amount of leverage to employ. This can cause increases or decreases in our spread and can affect our income, require us to modify our leverage strategy and affect returns to our stockholders. Factors such as inflation, recession, unemployment, money supply, international disorders, instability in domestic and foreign financial markets and other factors beyond our control may affect interest rates.

We may pay distributions that result in a return of capital to stockholders, which may cause stockholders to realize lower overall returns.
      Until we are able to originate and securitize a sufficient number of loans to achieve our desired asset level and target leverage ratio, we may pay quarterly distributions that result in a return of capital to our stockholders. Any such return of capital to our stockholders will reduce the amount of capital available to us to originate and acquire manufactured housing loans, which may result in lower returns to our stockholders.

Some of our investments are illiquid and their value may decrease.
      Some of our assets are and will continue to be relatively illiquid. In addition, certain of the asset-backed securities that we may acquire may include interests that have not been registered under the relevant securities laws, resulting in a prohibition against transfer, sale, pledge or other disposition of those securities except in a transaction that is exempt from the registration requirements of, or otherwise in accordance with, those laws. Our ability to vary our portfolio in response to changes in economic and other conditions, therefore, may be relatively limited. No assurances can be given that the fair market value of any of our assets will not decrease in the future.

We may engage in hedging transactions, which can limit gains and increase exposure to losses.
      Periodically, we have entered into interest rate swap agreements in an effort to manage interest rate risk. An interest rate swap is considered to be a hedging transaction designed to protect us from the effect of interest rate fluctuations on our floating rate debt. We intend to use hedging transactions, primarily interest rate swaps and caps, in the future. The nature and timing of interest rate risk management strategies may impact their effectiveness. Poorly designed strategies may increase rather than mitigate risk. For example, if we enter into hedging instruments that have higher interest rates embedded in them as a result of the forward yield curve, and at the end of the term of these hedging instruments the spot market interest rates for the liabilities that we hedged are actually lower, then we will have locked in higher interest rates for our liabilities than would be available in the spot market at the time and this could result in a narrowing of our net interest rate margin or result in losses. In some situations, we may sell assets or hedging instruments at a loss in order to maintain adequate liquidity. There can be no assurance that our hedging activities will have the desired beneficial impact on our financial condition or results of operations. Moreover, no hedging activity can completely insulate us from the risks associated with changes in interest rates and prepayment rates.

The competition we face could adversely affect our profitability.
      The manufactured housing finance industry is very fragmented. The market is served by both traditional and non-traditional consumer finance sources. Several of these financing sources are larger than us and have greater financial resources. In addition, some of the manufactured housing industry’s larger manufacturers maintain their own finance subsidiaries to provide financing for purchasers of their manufactured houses. Our largest competitor in the industry is 21st Mortgage Corporation, a subsidiary of Clayton Homes, Inc. Traditional financing sources such as commercial banks, savings and loans, credit unions and other consumer lenders, many of which have significantly greater resources than us and may be able to offer more attractive terms to potential customers, also provide competition in our market. Competition among industry participants can take many forms, including convenience in obtaining a loan, amount and term of the loan, customer service, underwriting criteria, loan-closing criteria, marketing/distribution channels, loan origination fees and interest rates. To the extent any competitor expands their activities in the manufactured housing industry, we could be adversely affected.

The success and growth of our business will depend upon our ability to adapt to and implement technological changes.
      Our manufactured housing loan origination business is currently dependent upon our ability to effectively develop relationships with retailers, brokers, borrowers and other third parties and to efficiently process loan applications and closings. The origination process is becoming more dependent upon technological advancement, such as the ability to process applications over the Internet, accept electronic signatures, to provide process status updates instantly and other customer-expected conveniences that are cost-efficient to our process. Implementing this new technology and becoming proficient with it may also require significant capital expenditures. As these requirements increase in the future, we will have to fully develop these technological capabilities to remain competitive or our business will be significantly harmed.

We may experience capacity constraints or system failures that could damage our business.
      If our systems or third-party systems cannot be expanded to support increased loan originations, acquisitions of loan portfolios or additional servicing opportunities, or if such systems fail to perform effectively, we could experience:

•	disruptions in servicing and originating loans;

•	reduced borrower satisfaction;

•	delays in the introduction of new loan services; or

•	vulnerability to Internet “hacker” raids,
any of which could impair our reputation, damage the Origen brand, or otherwise have a material adverse effect on our business, operating results and financial condition.
      Our ability to provide high-quality service also depends on the efficient and uninterrupted operation of our technology infrastructure. Even though we have developed a redundant infrastructure to protect our systems and operations, our systems are vulnerable to damage or interruption from human error, natural disasters, telecommunication failures, break-ins, sabotage, failure to adequately document the operation of software and hardware systems and procedures, computer viruses, intentional acts of vandalism and similar events. If any of these events were to occur, our business could be materially and adversely affected. Although we maintain business interruption insurance to compensate for losses that could occur for any of these risks, such insurance may not be sufficient to completely cover a loss.

If the prepayment rates for our manufactured housing loans are higher than expected, our results of operations may be significantly harmed.
      Prepayments of our manufactured housing loans, whether due to refinancing, repayments, repossessions or foreclosures, in excess of management’s estimates could adversely affect our future cash flow as a result of the resulting loss of any servicing fee revenue and net interest income on such prepaid loans. Prepayments can result from a variety of factors, many of which are beyond our control, including changes in interest rates and general economic conditions.

If we are unable to maintain our network of retailers and brokers, our loan origination business will decrease.
      A significant majority of our originations of manufactured housing loans comes from retailers and brokers. The retailers and brokers with whom we do business are not contractually obligated to do business with us. Further, our competitors also have relationships with these retailers and brokers and actively compete with us in our efforts to strengthen our retailer and broker networks. Accordingly, we cannot assure stockholders that we will be successful in maintaining our retailer and broker networks, the failure of which could adversely affect our ability to originate manufactured housing loans.

We may not realize the expected recovery rate on the resale of a manufactured house upon its repossession or foreclosure.
      Most states impose requirements and restrictions relating to resales of repossessed manufactured houses and foreclosed manufactured houses and land, and obtaining deficiency judgments following such sales. In addition to these requirements and restrictions, our ability to realize the expected recovery rate upon such sales may be affected by depreciation of or damage to the manufactured house. Federal bankruptcy laws and related state laws also may impair our ability to realize upon collateral or enforce a deficiency judgment. For example, in a Chapter 13 proceeding under federal bankruptcy law, a court may prevent us from repossessing a manufactured house or foreclosing on a manufactured house and land. As part of the debt repayment plan, a bankruptcy court may reduce the amount of our secured debt to the market value of the manufactured house at the time of the bankruptcy, leaving us as a general unsecured creditor for the remainder of the debt. A Chapter 7 bankruptcy debtor, under certain circumstances, may retain possession of his or her house, while enforcement of our loan may be limited to the value of our collateral.
Risks Related to the Manufactured Housing Industry

Manufactured housing loan borrowers may be relatively high credit risks.
      Manufactured housing loans make up substantially our entire loan portfolio. Typical manufactured housing loan borrowers may be relatively higher credit risks due to various factors, including, among other things, the manner in which borrowers have handled previous credit, the absence or limited extent of borrowers’ prior credit history, limited financial resources, frequent changes in or loss of employment and changes in borrowers’ personal or domestic situations that affect their ability to repay loans. Consequently, the manufactured housing loans we originate and have an ownership interest in bear a higher rate of interest, have a higher probability of default and may involve higher delinquency rates and greater servicing costs relative to loans to more creditworthy borrowers. Our profitability depends upon our ability to properly evaluate the creditworthiness of borrowers and price each loan accordingly and efficiently service the contracts by limiting our delinquency and default rates and foreclosure and repossession costs and by maximizing our recovery rates. To the extent that aggregate losses on the resale of repossessed and foreclosed houses exceed our estimates, our profitability will be adversely affected.
      Delinquency interrupts the flow of projected interest income from a manufactured housing loan, and default can ultimately lead to a loss if the net realizable value of the collateral or real property securing the manufactured housing loan is insufficient to cover the principal and interest due on the loan. Also, our cost of financing and servicing a delinquent or defaulted loan is generally higher than for a performing loan. We bear the risk of delinquency and default on loans beginning when we originate them and continuing even after we sell loans with a retained interest or securitize them to the extent of our retained interest or overcollateralization. We also reacquire the risks of delinquency and default for loans that we are obligated to repurchase. Repurchase obligations are typically triggered in any sale or securitization if the loan materially violates our representations or warranties. If we experience higher-than-expected levels of delinquency or default in pools of loans that we service, resulting in higher than anticipated losses the termination of our servicing rights may be contractually triggered, which would result in a loss of future servicing income and damage to our reputation as a loan servicer.
      We attempt to manage these risks with risk-based loan pricing and appropriate underwriting policies and loan collection methods. However, if such policies and methods are insufficient to control our delinquency and default risks and do not result in appropriate loan pricing, our business, financial condition, liquidity and results of operations could be significantly harmed.

The manufactured housing industry has been in a downturn since 1998.
      The manufactured housing industry historically has been cyclical and is generally subject to many of the same national and regional economic and demographic factors that affect the housing industry generally. These factors, including consumer confidence, inflation, regional population and employment trends, availability of and cost of alternative housing, weather conditions and general economic conditions, tend to impact manufactured housing buyers to a greater degree than buyers of traditional site built houses. In addition, sales of manufactured houses typically peak during the spring and summer seasons and decline to lower levels from mid-November through February. Due to aggressive underwriting practices by some former industry lenders that led to increased defaults, decreased recovery rates on repossessions, the continued excessive inventory of repossessed houses and unfavorable volatility in the secondary markets for manufactured housing loans, companies in the manufactured housing finance business have generally not been profitable since 1998. Some of the industry’s largest lenders have exited the business. Although we believe that our business plan will be profitable in the long term, there can be no assurance that we will in fact be profitable either in the long term or the short term.

Wide spreads between interest rates for manufactured housing loans and traditional site built housing loans decrease the relative demand for manufactured houses.
      In the current interest rate environment, traditional site built houses have become more affordable relative to manufactured houses. If the difference between interest rates for manufactured housing loans, which are typically higher, and traditional site built housing loans does not decrease, demand for manufactured housing loans may decrease, which would decrease our loan originations.

Any substantial economic slowdown could increase delinquencies, defaults, repossessions and foreclosures and reduce our ability to originate loans.
      Periods of economic slowdown or recession may be accompanied by decreased demand for consumer credit, decreased real estate values, and an increased rate of delinquencies, defaults, repossessions and foreclosures. We originate loans to some borrowers who make little or no down payment, resulting in high loan-to-value ratios. A lack of equity in the house may reduce the incentive a borrower has to meet his payment obligations during periods of financial hardship, which might result in higher delinquencies, defaults, repossessions and foreclosures. These factors would reduce our ability to originate loans and increase our losses on loans in which we have a residual or retained interest. In addition, loans we originate during an economic slowdown may not be as valuable to us because potential investors in or purchasers of our loans might reduce the premiums they pay for the loans or related bonds to compensate for any increased risks arising during such periods. Any sustained increase in delinquencies, defaults, repossessions or foreclosures is likely to significantly harm the pricing of our future loan sales and securitizations and also our ability to finance our loan originations.

Our business may be significantly harmed by a slowdown in the economies of California or Texas, in each of which we conduct a significant amount of business.
      We have no geographic concentration limits on our ability to originate, purchase or service loans. As a result, a significant portion of the manufactured housing loans we have originated, purchased or serviced historically has been in California and Texas. For the 12 months ended June 30, 2005, approximately 36% and 9% by principal balance and 24% and 11% by number of loans, respectively, of the loans we originated were in California and Texas. An overall decline in the economy or the residential real estate market in California or Texas or in any other state in which we have a high concentration of loans could decrease the value of manufactured houses and increase the risk of delinquency. This, in turn, would increase the risk of default, repossession or foreclosure on manufactured housing loans in our portfolio or that we have sold to others. Geographic concentration could adversely affect our ability to securitize pools of manufactured housing loans.

Depreciation in the value of manufactured houses may decrease sales of new manufactured houses and lead to increased defaults and delinquencies.
      Over the last several years, the value of manufactured houses has tended to depreciate over time. This depreciation makes pre-owned houses, even relatively new ones, significantly less expensive than new manufactured houses, thereby decreasing the demand for new houses, which negatively affects the manufactured housing lending industry. Additionally, rapid depreciation may cause the fair market value of borrowers’ manufactured houses to be less than the outstanding balance of their loans. In cases where borrowers have negative equity in their houses, they may not be able to resell their manufactured houses for enough money to repay their loans and may have less incentive to continue to repay their loans, which may lead to increased delinquencies and defaults.
Tax Risks of Our Business and Structure

Distribution requirements imposed by law limit our flexibility in executing our business plan, and we cannot assure stockholders that we will have sufficient funds to meet our distribution obligations.
      To maintain our status as a REIT for federal income tax purposes, we generally are required to distribute to our stockholders at least 90% of our REIT taxable income each year. REIT taxable income is determined without regard to the deduction for dividends paid and by excluding net capital gains. We are also required to pay federal income tax at regular corporate rates to the extent that we distribute less than 100% of our taxable income (including net capital gains) each year. In addition, to the extent such income is not subject to corporate tax, we are required to pay a 4% nondeductible excise tax on the amount, if any, by which certain distributions we pay with respect to any calendar year are less than the sum of 85% of our ordinary income for that calendar year, 95% of our capital gain net income for the calendar year and any amount of our income that was not distributed in prior years.
      We intend to distribute to our stockholders at least 90% of our REIT taxable net income each year in order to comply with the distribution requirements of the Internal Revenue Code and to avoid federal income tax and the nondeductible excise tax. Differences in timing between the receipt of income and the payment of expenses in arriving at REIT taxable net income and the effect of required debt amortization payments could require us to borrow funds on a short-term basis, access the capital markets or liquidate investments to meet the distribution requirements that are necessary to achieve the federal income tax benefits associated with qualifying as a REIT even if our management believes that it is not in our best interest to do so. We cannot assure our stockholders that any such borrowing or capital market financing will be available to us or, if available to us, will be on terms that are favorable to us. Borrowings incurred to pay distributions will reduce the amount of cash available for operations. Any inability to borrow such funds or access the capital markets, if necessary, could jeopardize our REIT status and have a material adverse effect on our financial condition.

We may suffer adverse tax consequences and be unable to attract capital if we fail to qualify as a REIT.
      Since our taxable period ended December 31, 2003, we have been organized and operated, and intend to continue to operate, so as to qualify for taxation as a REIT under the Internal Revenue Code. Although we believe that we have been and will continue to be organized and have operated and will continue to operate so as to qualify for taxation as a REIT, we cannot assure stockholders that we have been or will continue to be organized or operated in a manner to so qualify or remain so qualified. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within our control. In addition, frequent changes may occur in the area of REIT taxation, which require us continually to monitor our tax status.
      If we fail to qualify as a REIT in any taxable year, we would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Moreover, unless entitled to relief under certain statutory provisions, (generally requiring reasonable cause for any REIT testing violations), we also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. This treatment would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability to us for the years involved. In addition, distributions to stockholders would no longer be required to be made. Even if we qualify for and maintain our REIT status, we will be subject to certain federal, state and local taxes on our property and certain of our operations.

Our use of taxable REIT subsidiaries will cause income from our servicing and insurance activities to be subject to corporate level tax and may cause us to restrict our business activities.
      To preserve our qualification as a REIT, we conduct all of our servicing and insurance activities through one or more taxable REIT subsidiaries. In addition, we may conduct some of our securitization transactions through such taxable REIT subsidiaries. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular “C” corporation. Accordingly, net income from our servicing and insurance activities is subject to corporate level tax. In addition, under the Internal Revenue Code, no more than 20% of the total value of the assets of a REIT may be represented by securities of one or more taxable REIT subsidiaries. This limitation may cause us to restrict the use of certain securitization transactions and limit the growth of our servicing and insurance subsidiaries with the potential for decreased revenue.

Our ability to securitize our loans is limited due to various federal income tax rules applicable to REITs.
      Under the Internal Revenue Code, a REIT is subject to a 100% tax on its net income derived from “prohibited transactions.” The phrase “prohibited transactions” refers to the sales of inventory or assets held primarily for sale to customers in the ordinary course of a taxpayer’s business. A taxpayer who engages in such sales is typically referred to as a dealer. The Internal Revenue Service has taken the position that if a REIT securitizes loans using a real estate mortgage investment conduit (“REMIC”) structure, then such activity will cause the REIT to be treated as a dealer, with the result that the 100% tax would apply to the net income generated from such activity. If we securitize loans using a REMIC, we intend to do so through one or more taxable REIT subsidiaries, which will not be subject to such 100% tax, but will be taxable at regular corporate federal income tax rates. We also may securitize mortgage assets through the issuance of non-REMIC securities, whereby we retain an equity interest in the mortgage-backed assets used as collateral in the securitization transaction. The issuance of any such instruments could result, however, in a portion of our assets being classified as a “taxable mortgage pool,” which would be treated as a separate corporation for U.S. federal income tax purposes, which in turn could adversely affect the treatment of our stockholders for federal income tax purposes or jeopardize our status as a REIT.

We may pay distributions that are in excess of our current and accumulated earnings and profits, which may cause our stockholders to incur adverse federal income tax consequences.
      We may pay quarterly distributions to our stockholders in excess of 100% of our estimated REIT taxable income. Distributions in excess of our current and accumulated earnings and profits are not treated as a dividend and generally will not be taxable to a taxable U.S. stockholder under current U.S. federal income tax law to the extent those distributions do not exceed the stockholder’s adjusted tax basis in his or her common stock. Instead, any such distribution generally will constitute a return of capital, which will reduce the stockholder’s adjusted basis and could result in the recognition of increased gain or decreased loss to the stockholder upon a sale of the stockholder’s stock.
Risks Related to Our Organization and Structure

Our rights and the rights of our stockholders to take action against our directors are limited, which could limit stockholders’ recourse in the event of certain actions.
      Our certificate of incorporation limits the liability of our directors for money damages for breach of a fiduciary duty as a director, except under limited circumstances. As a result, we and our stockholders may have more limited rights against our directors than might otherwise exist. Our bylaws require us to indemnify each director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our directors and officers.

Our board of directors may change our investment and operational policies and practices without a vote of our stockholders, which limits stockholder control of our policies and practices.
      Our major policies, including our policies and practices with respect to investments, financing, growth, debt capitalization, REIT qualification and distributions, are determined by our board of directors. Although we have no present intention to do so, our board of directors may amend or revise these and other policies from time to time without a vote of our stockholders. Accordingly, our stockholders will have limited control over changes in our policies. Our organizational documents do not limit the amount of indebtedness that we may incur. Although we intend to maintain a balance between our total outstanding indebtedness and the value of our assets, we could alter this balance at any time. If we become highly leveraged, then the resulting increase in debt service could adversely affect our ability to make payments on our outstanding indebtedness and harm our financial condition.

Certain provisions of Delaware law and our governing documents may make it difficult for a third-party to acquire us.
      9.25% Ownership Limit. In order to qualify and maintain our qualification as a REIT, not more than 50% of the outstanding shares of our capital stock may be owned, directly or indirectly, by five or fewer individuals. Thus, ownership of more than 9.25% of our outstanding shares of common stock by any single stockholder has been restricted, with certain exceptions, for the purpose of maintaining our qualification as a REIT under the Internal Revenue Code.
      The 9.25% ownership limit, as well as our ability to issue additional shares of common stock or shares of other stock (which may have rights and preferences over the common stock), may discourage a change of control of the company and may also: (1) deter tender offers for the common stock, which offers may be advantageous to stockholders; and (2) limit the opportunity for stockholders to receive a premium for their common stock that might otherwise exist if an investor were attempting to assemble a block of common stock in excess of 9.25% of our outstanding shares or otherwise effect a change of control of the company.
      Preferred Stock. Our charter authorizes the board of directors to issue up to 10,000,000 shares of preferred stock and to establish the preferences and rights (including the right to vote and the right to convert into shares of common stock) of any shares issued. The power to issue preferred stock could have the effect of delaying or preventing a change in control of the company even if a change in control were in the stockholders’ interest.
      Section 203. Section 203 of the Delaware General Corporation Law is applicable to certain types of corporate takeovers. Subject to specified exceptions listed in this statute, Section 203 of the Delaware General Corporation Law provides that a corporation may not engage in any “business combination” with any “interested stockholder” for a three-year period following the date that the stockholder becomes an interested stockholder. Although these provisions do not apply in certain circumstances, the provisions of this section could discourage offers from third parties to acquire us and increase the difficulty of successfully completing this type of offer.
Other Risks

We operate in a highly regulated industry and failure to comply with applicable laws and regulations at the federal, state or local level could negatively affect our business.
      Currently, we originate both chattel, or home-only, loans and loans collateralized by both the manufactured house and real property, or land-home loans, in 42 states. We also currently conduct servicing operations in 44 states. Most states where we operate require that we comply with a complex set of laws and regulations. These laws, which include installment sales laws, consumer lending laws and mortgage lending laws, differ from state to state, making uniform operations difficult. Most states periodically conduct examinations of our contracts and loans for compliance with state laws. In addition to state laws regulating our business, our consumer lending and servicing activities are subject to numerous federal laws and the rules and regulations promulgated thereunder.
      These federal and state laws and regulations and other laws and regulations affecting our business, including zoning, density and development requirements and building and environmental rules and regulations, create a complex framework in which we originate and service manufactured housing loans. Moreover, because these laws and regulations are constantly changing, it is difficult to comprehensively identify, accurately interpret, properly program our technology systems and effectively train our personnel with respect to all of these laws and regulations, thereby potentially increasing our exposure to the risks of noncompliance with these laws and regulations. As a result, we have not always been, and may not always be, in compliance with these requirements, including licensing requirements.
      Our failure to comply with these laws and regulations can lead to:

•	defaults under contracts we have with third parties, which could cause those contracts to be terminated or renegotiated on less favorable terms;

•	civil fines and penalties and criminal liability;

•	loss of licenses, exemptions or other approved status, which could in turn require us temporarily or permanently to cease our affected operations;

•	demands for indemnification, loan repurchases or modification of our loans;

•	class action lawsuits; and

•	administrative enforcement actions.
      The increasing number of federal, state and local “anti-predatory lending” laws may restrict our ability to originate or increase our risk of liability with respect to certain manufactured housing loans and could increase our cost of doing business.
      In recent years, several federal, state and local laws, rules and regulations have been adopted, or are under consideration, that are intended to eliminate so-called “predatory” lending practices. These laws, rules and regulations impose certain restrictions on loans on which certain points and fees or the annual percentage rate, or APR, exceeds specified thresholds. Some of these restrictions expose a lender to risks of litigation and regulatory sanction no matter how carefully a loan is underwritten. In addition, an increasing number of these laws, rules and regulations seek to impose liability for violations on purchasers of loans, regardless of whether a purchaser knew of or participated in the violation. It is against our policy to engage in predatory lending practices and we have generally avoided originating loans that exceed the APR or “points and fees” thresholds of these laws, rules and regulations. These laws, rules and regulations may prevent us from making certain loans and may cause us to reduce the APR or the points and fees on loans that we do make. In addition, the difficulty of managing the risks presented by these laws, rules and regulations may decrease the availability of warehouse financing and the overall demand for our loans in the secondary market, making it difficult to fund, sell or securitize our loans. If nothing else, the growing number of these laws, rules and regulations will increase our cost of doing business as we are required to develop systems and procedures to ensure that we do not violate any aspect of these new requirements.

We may be subject to fines, judgments or other penalties based upon the conduct of third parties with whom we do business.
      The majority of our business consists of purchasing from retailers retail installment sales contracts for the sale of a manufactured house. These contracts are subject to the Federal Trade Commission’s “Holder Rule,” which makes us subject generally to the same claims and defenses that a consumer might have against the retailer that sold the consumer his or her manufactured house up to the value of the payments made by the consumer. Increasingly federal and state agencies, as well as private plaintiffs, have sought to impose third-party or assignee liability on purchasers or originators of loans even where the Holder Rule and similar laws do not specifically apply. We attempt to mitigate our risk for this liability by ending our relationships with retailers whose practices we believe may put us at risk and limiting our retailer network to retailers that have the ability to indemnify us against these types of claims. Although we routinely seek indemnification from retailers in these situations, there is no assurance that we will not be liable for these types of claims or that the retailer will indemnify us if we are held liable.

Common stock eligible for future sale may have adverse effects on our share price.
      We cannot predict the effect, if any, of future sales of shares of our common stock, or the availability of shares for future sales, or the market price of our common stock. Sales of substantial amounts of common stock (including approximately 270,000 shares of common stock issuable upon the exercise of currently outstanding options, and approximately 630,000 restricted shares issued or issuable under our 2003 Equity Incentive Plan), or the perception that these sales could occur, may adversely affect prevailing market prices for our common stock. We also may issue from time to time additional shares of common stock and we may grant registration rights in connection with these issuances. Sales of substantial amounts of shares of common stock or the perception that these sales could occur may adversely affect the prevailing market price for our common stock. In addition, the sale of these shares could impair our ability to raise capital through a sale of additional equity securities.

Market interest rates may affect the value of our securities.
      One of the factors that investors may consider in deciding whether to buy or sell our securities is our distribution rate as a percentage of our share price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher distribution or interest rate on our securities or seek securities paying higher distributions or interest. It is likely that the public valuation of our common stock will be based primarily on the earnings that we derive from the difference between the interest earned on our loans less net credit losses and the interest paid on borrowed funds. As a result, interest rate fluctuations and capital market conditions can affect the market value of our common stock.

The market price of our common stock could be volatile and could decline substantially.
      The market price of our common stock may be highly volatile and could be subject to wide fluctuations. Some of the factors that could negatively affect our share price or result in fluctuations in the price of our common stock include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in our earnings estimates or publication of research reports about us or the manufactured home industry;

•	increases in market interest rates that may lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.
      In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors, which could lead to a material decline in the market price of our common stock.
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus contains various “forward-looking statements” within the meaning of the Securities Act and the Securities Exchange Act of 1934 (“Exchange Act”), and we intend that such forward-looking statements will be subject to the safe harbors created thereby. For this purpose, any statements contained in this prospectus that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “forecasts,” “anticipates,” “intends,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and financial performance, but involve known and unknown risks and uncertainties, both general and specific to the matters discussed in this prospectus. These risks and uncertainties may cause our actual results to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include those found in the section entitled “Risk Factors” and the following:

•	the performance of our manufactured housing loans;

•	our ability to borrow at favorable rates and terms;

•	the supply of manufactured housing loans;

•	interest rate levels and changes in the yield curve (which is the curve formed by the differing Treasury rates paid on one, two, three, five, ten and 30 year term debt);

•	our ability to use hedging strategies to insulate our exposure to changing interest rates;

•	changes in, and the costs associated with complying with, federal, state and local regulations, including consumer finance and housing regulations;

•	applicable laws, including federal income tax laws; and

•	general economic conditions in the markets in which we operate.
      All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. We do not intend to update or revise any forward-looking statements that we make in this prospectus or other documents, reports, filings or press releases, whether as a result of new information, future events or otherwise.
USE OF PROCEEDS
      We will retain broad discretion over the use of the net proceeds from the sale of our securities offered by this prospectus. Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used to originate loans, for general corporate purposes and to meet working capital needs. Although we have no specific agreements, commitments or understandings with respect to any such acquisition, from time to time we also evaluate acquisitions of manufactured housing loan portfolios.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
      The following table sets forth our ratio of earnings to fixed charges and related coverage deficiency, if any, and our ratio of earnings to combined fixed charges and preferred stock dividends and related coverage deficiency, if any. The ratio of earnings to fixed charges is computed by dividing our earnings, which include income (loss) before taxes and fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings by the sum of fixed charges and dividends on preferred stock. Fixed charges consist of interest on debt and a portion of rentals determined to be representative of interest.

									Bingham Financial Services
	Origen Financial, Inc.				Origen Financial L.L.C.(1)				Corporation(1)

				Period from	Period from
	Six Months			October 8	January 1
	Ended	Year Ended		through	through		Year Ended		Year Ended		Year Ended
	June 30,	December 31,		December 31,	October 7,		December 31,		December 31,		December 31,
	2005	2004		2003	2003		2002		2001		2000

	(Unaudited, dollars in thousands)
Ratio of earnings to fixed charges	1.21	—	(2)	1.62	—	(2)	—	(2)	—	(2)	—	(2)
Coverage deficiency	n/a	$(2,966)		n/a	$(23,928)		$(29,187)		$(18,449)		$(24,629)
Ratio of earnings to combined fixed charges and preferred stock dividends	1.21	—	(2)	1.62	—	(2)	—	(2)	—	(2)	—	(2)
Coverage deficiency	n/a	$(2,982)		n/a	$(23,928)		$(29,187)		$(18,449)		$(24,629)

(1)	Origen Financial L.L.C. and Bingham Financial Services Corporation are our predecessors for accounting purposes. The financial results of Origen Financial L.L.C. and Bingham represent the combined financial condition and results of operations of those entities. We believe that the businesses, financial statements and results of operations of those entities are quantitatively different from ours. Those entities’ results of operations reflect capital constraints and corporate and business strategies, including commercial mortgage loan origination and servicing, which are different than ours. We have also elected to be taxed as a REIT. Accordingly, we believe the historical financial results of Origen Financial L.L.C. and Bingham are not indicative of our future performance.

(2)	Earnings were not sufficient to cover fixed charges for this period.
DESCRIPTION OF DEBT SECURITIES
      The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.
      We will issue the senior notes under a senior indenture which we will enter into with the trustee named in the senior indenture. We will issue the subordinated notes under a subordinated indenture which we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. The terms of any indenture that we enter into may differ from the terms we describe below. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.
      The indentures will be qualified under the Trust Indenture Act of 1939, or the Trust Indenture Act. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.
      The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.
General
      We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including:

•	the title;

•	the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•	the maturity date;

•	the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

•	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	provisions for a sinking fund, purchase or other analogous fund, if any;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

•	incur additional indebtedness;

•	issue additional securities;

•	create liens;

•	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

•	redeem capital stock;

•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with stockholders and affiliates;

•	issue or sell stock of our subsidiaries; or

•	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	the procedures for any auction and remarketing, if any;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than dollars, the currency in which the series of debt securities will be denominated; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.
Conversion or Exchange Rights
      We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or other securities of ours or a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.
Consolidation, Merger or Sale
      The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquiror of such assets must assume all of our obligations under the indentures and the debt securities.
      If the debt securities are convertible for our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provision for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture
      The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and payable and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.
      If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.
      The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture.
      Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.
      A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

      These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.
      We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.
Modification of Indenture; Waiver
      We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to comply with the provisions described above under “Consolidation, Merger or Sale”;

•	to comply with any requirements of the Securities and Exchange Commission in connection with the qualification of any indenture under the Trust Indenture Act;

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

•	to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

•	to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authorization and delivery of debt securities of any series;

•	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture; or

•	to change anything that does not harm the interests of any holder of debt securities of any series.
      In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any supplemental indenture.
Discharge
      Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the debenture trustee;

•	compensate and indemnify the debenture trustee; and

•	appoint any successor trustee.

      In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.
Form, Exchange and Transfer
      We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.
      At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.
      Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.
      We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.
      If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.
Information Concerning the Debenture Trustee
      The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.
Payment and Paying Agents
      Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.
      We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make interest payments by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate an office or agency of the debenture trustee in the city of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.
      All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.
Governing Law
      The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.
Subordination of Subordinated Debt Securities
      The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.
DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK
      This section describes the general terms of our capital stock. The following summary describes the material terms of our certificate of incorporation and bylaws and applicable provisions of the Delaware General Corporation Law. This description is qualified in its entirety by reference to our certificate of incorporation and bylaws, each of which has been filed as an exhibit to the registration statement of which this prospectus is a part, and the provisions of the Delaware General Corporation Law. You should read our certificate of incorporation and bylaws for the provisions that are important to you.
Capital Stock
      Under our certificate of incorporation, we have authority to issue up to 135,000,000 shares of stock, consisting of 100,000,000 shares of common stock, par value $0.01 per share, 25,000,000 shares of excess stock, par value $0.01 per share (“Excess Stock”) (as described below), and 10,000,000 shares of preferred stock, par value $0.01 per share. As of August 15, 2005, 24,454,060 shares of our common stock were issued and outstanding. In addition, in order to comply with certain REIT qualification requirements, in January 2004 we issued and sold 125 shares of our Series A Cumulative Redeemable Preferred Stock.
Common Stock
      Subject to the provisions of our certificate of incorporation regarding Excess Stock, holders of common stock are entitled to one vote for each share of common stock owned of record on all matters to be voted on by stockholders, including the election of directors (other than amendments to our certificate of incorporation that relate solely to the terms of our outstanding shares of preferred stock). Subject to the provisions of our certificate of incorporation regarding Excess Stock, the holders of common stock are entitled to receive such distributions, if any, as may be declared from time to time by our board of directors, in its discretion, from funds legally available. The common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all net assets available for distribution to stockholders after payments to creditors and holders of senior securities. The rights of the holders of our common stock are subject to the rights of the holders of any preferred stock which may, in the future, be issued. All outstanding shares of our common stock are, and any shares of common stock issued pursuant to this prospectus when issued will be, duly authorized, validly issued, fully paid and non-assessable.
      The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company. Its offices are located at 59 Maiden Lane, Plaza Level, New York, NY 10038, and its telephone number is (800) 937-5449.
Preferred Stock
      Under our certificate of incorporation, the board of directors is authorized, subject to certain limitations and without further stockholder approval, to issue from time to time one or more series of our preferred stock, with such distinctive designations, powers, rights and preferences as shall be determined by the board of directors. Preferred stock will be available for possible future financings, acquisitions and general corporate purposes without any legal requirement that we obtain any stockholder authorization. The issuance of preferred stock could have the effect of making an attempt to gain control of the company more difficult by means of a merger, tender offer, proxy contest or otherwise. The preferred stock, if issued, may have a preference on distribution payments that could affect our ability to make dividend distributions to holders of our common stock.

Series A Cumulative Redeemable Preferred Stock
      We have authorized 500 shares of Series A Cumulative Redeemable Preferred Stock, of which 125 shares are issued and outstanding as of the date of this prospectus. With respect to dividends and distributions upon our liquidation, winding-up and dissolution, the Series A Preferred Stock ranks senior to our common stock. The liquidation preference of the Series A Preferred Stock is $1,000 per share plus any accumulated but unpaid dividends and interest on unpaid dividends, if applicable. We issued the shares of Series A Preferred Stock in January 2004 in order to comply with certain REIT qualification requirements.
      Dividends. Dividends on the Series A Preferred Stock are payable in cash quarterly at a rate of 12.5% of the liquidation preference per year. To the extent not paid quarterly, unpaid dividends will accrue interest at the simple per annum rate of 12.5% on the amount of the unpaid dividends through the date on which the unpaid distributions are paid in full.
      Redemption. We may redeem the shares of Series A Preferred Stock, in whole or in part, at our option at any time for a per share amount equal to the liquidation preference plus all accrued but unpaid dividends and any interest on unpaid dividends through the date of redemption. In addition, we are required to pay a redemption premium upon the redemption of the Series A Preferred Stock. The redemption premium is $200 per share if the Series A Preferred Stock is redeemed on or before December 31, 2005, $150 per share if the Series A Preferred Stock is redeemed after December 31, 2005 and on or before December 31, 2006, $100 per share if the Series A Preferred Stock is redeemed after December 31, 2006 and on or before December 31, 2007, and $50 per share if the Series A Preferred Stock is redeemed after December 31, 2007 and on or before December 31, 2008.
      Voting. Except as expressly permitted in our certificate of incorporation and except as required by applicable law, the holders of shares of Series A Preferred Stock have no voting rights. Our certificate of incorporation provides that at least 90% of the votes entitled to be cast by the holders of the Series A Preferred Stock are necessary for any:

•	amendment to our certificate of incorporation that materially adversely affects the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Preferred Stock;

•	issuance of shares of any class or series of stock which would entitle the holders thereof to receive dividends or amounts distributable upon liquidation, dissolution or winding-up in preference, priority or parity to the holders of Series A Preferred Stock; or

•	merger or consolidation in which Origen is not the surviving entity unless as a result of the merger or consolidation the holders of Series A Preferred Stock receive equity securities of the acquiror with preferences, rights and privileges not materially inferior to the preferences, rights and privileges of the Series A Preferred Stock.

Additional Series of Preferred Stock
      Subject to limitations prescribed by the Delaware General Corporation Law, our certificate of incorporation and our bylaws, our board of directors is authorized to fix the number of shares constituting each series of preferred stock and the designations, powers, preferences, rights, qualifications, limitations and restrictions of the shares of such series, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the board of directors. Each series of preferred stock that we offer under this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.
      The applicable prospectus supplement(s) will describe the following terms of the series of preferred stock in respect of which this prospectus is being delivered:

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the purchase price of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or the method(s) of calculation for dividends;

•	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

•	the procedures for any auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	the provisions for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange or market;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock or another series of our preferred stock, including the conversion price (or its manner of calculation) and conversion period;

•	the terms and conditions, if applicable, upon which preferred stock will be exchangeable into our debt securities, including the exchange price, or its manner of calculation, and exchange period;

•	voting rights, if any, of the preferred stock;

•	a discussion of any material and/or special United States federal income tax considerations applicable to the preferred stock;

•	whether interests in the preferred stock will be represented by depositary shares;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	any limitations on issuance of any series of preferred stock ranking senior to or on a parity with the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions on the preferred stock.
      Unless otherwise specified in the prospectus supplement, the preferred stock will rank, with respect to dividend rights and rights upon our liquidation, dissolution or winding up:

•	senior to all classes or series of our common stock, and to all equity securities issued by us the terms of which specifically provide that such equity securities rank junior to the preferred stock with respect to dividend rights or rights upon the liquidation, dissolution or winding up of us;

•	on a parity with all equity securities issued by us that do not rank senior or junior to the preferred stock with respect to dividend rights or rights upon the liquidation, dissolution or winding up of us; and

•	junior to all equity securities issued by us the terms of which do not specifically provide that such equity securities rank on a parity with or junior to the preferred stock with respect to dividend rights or rights upon the liquidation, dissolution or winding up of us (including any entity with which we may be merged or consolidated or to which all or substantially all of our assets may be transferred or which transfers all or substantially all of our assets).
As used for these purposes, the term “equity securities” does not include convertible debt securities.
      The transfer agent and registrar for any additional series of preferred stock will be set forth in the applicable prospectus supplement.
ADDITIONAL INFORMATION CONCERNING OUR CAPITAL STOCK,
DELAWARE LAW AND OUR GOVERNING DOCUMENTS
Certain Provisions of our Certificate of Incorporation
      Two of the requirements for qualification as a REIT are that (i) during the last half of each taxable year for which a REIT election is in effect (other than the first such taxable year), not more than 50% in value of the outstanding shares may be owned directly or indirectly by five or fewer individuals (the “5/50 Rule”) and (ii) there must be at least 100 stockholders on 335 days of each taxable year (other than the first taxable year for which a REIT election is made) of 12 months.
      In order that we may meet these requirements, our certificate of incorporation generally prohibits any individual from acquiring or holding, directly or indirectly, shares of any class or series of our stock in excess of 9.25% of the outstanding shares of such class or series. For this purpose, the term “ownership” is defined in accordance with the REIT provisions of the Internal Revenue Code and the constructive ownership provisions of Section 544 of the Internal Revenue Code, as modified by Section 856(h)(1)(B) of the Internal Revenue Code. Our board of directors has the authority under our certificate of incorporation, subject to certain limitations, to exempt individuals from the 9.25% ownership restriction. In addition, our certificate of incorporation prohibits any transfer of shares of our stock that would cause our stock to be beneficially held by less than 100 persons, determined without respect to any rules of attribution. Subject to certain limitations, our board of directors may increase or decrease the ownership limitations or waive the limitations for individual investors to the extent such action does not affect our qualification as a REIT.
      For purposes of the 5/50 Rule, the constructive ownership provisions applicable under Section 544 of the Internal Revenue Code (i) attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its stockholders, partners or beneficiaries, (ii) attribute ownership of securities owned by certain family members to other members of the same family, and (iii) treat securities with respect to which a person has an option to purchase as actually owned by that person. These rules will be applied in determining whether a person holds shares of stock in violation of the ownership limitations set forth in the certificate of incorporation. Accordingly, under certain circumstances, shares of any class or series of stock owned by a person who individually owns less than 9.25% of the shares outstanding of any such class or series of stock may nevertheless be in violation of the ownership limitations set forth in the certificate of incorporation. Ownership of shares of common stock through such attribution is generally referred to as constructive ownership. The 100 stockholder test is determined by actual, and not constructive, ownership.

      Our certificate of incorporation further provides that if any transfer of shares of common stock which, if effective, would result in any person beneficially or constructively owning shares of common stock in excess or in violation of the above transfer or ownership limitations, then any such purported transfer will be void and of no force and effect with respect to the purported transferee (the “Prohibited Transferee”) as to that number of shares in excess of the ownership limit and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the ownership limit (the “Prohibited Owner”) shall cease to own any right or interest) in such shares in excess of the ownership limit. Any such excess shares described above will be converted automatically into an equal number of shares of Excess Stock (the “Excess Shares”) and transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us (the “Beneficiary”). Such automatic transfer shall be deemed to be effective as of the close of business on the trading day prior to the date of such violative transfer. As soon as practical after the transfer of shares to the trust, the trustee of the trust (who shall be designated by us and be unaffiliated with us and any Prohibited Transferee or Prohibited Owner) will be required to sell such Excess Shares to a person or entity who could own such shares without violating the ownership limit, and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such Excess Shares or the sales proceeds received by the trust for such Excess Shares. In the case of any Excess Shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell such Excess Shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such Excess Shares as of the date of such event or the sales proceeds received by the trust for such Excess Shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any such Excess Shares by the trust, the trustee will be entitled to receive in trust for the Beneficiary all distributions paid with respect to such Excess Shares.
      In addition, shares of our stock held in the trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we, or our designee, accepts such offer. We shall have the right to accept such offer for a period of 90 days. Upon such a sale to us or our designee, the interest of the Beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Owner. These restrictions do not preclude settlement of transactions through the Nasdaq National Market.
      “Market price” mean the last sales price reported on the New York Stock Exchange of our common stock on the trading day immediately preceding the relevant date, or if not then traded on the New York Stock Exchange, the last reported sales price of our common stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which our common stock may be traded, or if not then traded over any exchange or quotation system, then the market price of our common stock on the relevant date as determined in good faith by the board of directors.
      Thirty days after January 1 of each year, every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of the outstanding shares or any class or series of our stock, is required to notify us in writing of its name and address, the number of shares of each class and series of our stock it beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations.
Indemnification of Directors and Officers
      Our certificate of incorporation provides that the personal liability of any director to us or our stockholders for money damages is limited to the fullest extent allowed by Delaware law as amended or interpreted. Our certificate of incorporation provides that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. Delaware law does not affect the potential liability of directors to third parties, such as our creditors.
      Our bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by Delaware law. Delaware law generally permits indemnification of directors and officers against certain costs, liabilities and expenses that any such person may incur by reason of serving in such positions if: (i) the director or officer acted in good faith; (ii) the director or officer acted in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the corporation; and (iii) in the case of criminal proceedings, the director or officer had no reasonable cause to believe that the conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
Certain Limitations on Changes in Control
      Certain provisions of the Delaware General Corporation Law, our certificate of incorporation and our bylaws summarized below may have an anti-takeover effect. This may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests, including those attempts that might result in a premium over the current fair market value of for its shares.

Anti-Takeover Statute
      Section 203 of the Delaware General Corporation Law is applicable to certain types of corporate takeovers. Subject to specified exceptions listed in the statute, Section 203 of the Delaware General Corporation Law provides that a corporation subject to the statute may not engage in any “business combination” with any “interested stockholder” for a three-year period following the date that the stockholder becomes an interested stockholder unless:

•	before that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding specified shares; or

•	on or after that date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
      Under Section 203 of the Delaware General Corporation Law, a “business combination” includes, among other things:

•	any merger or consolidation of the corporation with the interested stockholder;

•	any sale, lease, exchange or other disposition, except proportionately as a stockholder of such corporation, to or with the interested stockholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation;

•	certain transactions resulting in the issuance or transfer by the corporation of stock of the corporation to the interested stockholder;

•	certain transactions involving the corporation which have the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the interested stockholder; and

•	receipt by the interested stockholder of a financial benefit provided by or through the corporation.
      Except as specified in Section 203 of the Delaware General Corporation Law, an “interested stockholder” is defined to include any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•	an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately before the relevant date; or

•	the affiliate and associate of such person.
      Under specific circumstances, Section 203 of the Delaware General Corporation Law makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption. Our certificate of incorporation and bylaws do not exclude us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage parties interested in acquiring us to negotiate in advance with our board of directors, because the stockholder approval requirement would be avoided if the board of directors approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.
LEGAL OWNERSHIP OF SECURITIES
      We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.
Book-Entry Holders
      We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.
      Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.
      As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.
Street Name Holders
      We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.
      For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.
Legal Holders
      Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or if we issue the securities only in global form.
      For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.
Special Considerations For Indirect Holders
      If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.
Global Securities
      A global security is a security held by a depositary that represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

      Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.
      A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “— Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.
      If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.
Special Considerations for Global Securities
      As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers.
      We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.
      If securities are issued only in the form of a global security, an investor should be aware of the following:

•	an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under “Legal Ownership of Securities” above;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When A Global Security Will Be Terminated
      In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.
      The global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.
      The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.
PLAN OF DISTRIBUTION
      We may sell the securities separately or together:

•	through one or more underwriters or dealers in a public offering and sale by them;

•	directly to investors; or

•	through agents.
      We may sell the securities from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time:

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.
We will describe the method of distribution of the securities in the prospectus supplement.
      Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers (as their agents in connection with the sale of securities). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions, or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
      We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

      We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.
      Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.
      We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover overallotments, if any, in connection with the distribution. Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the common stock in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the common stock originally sold by the dealer is purchased in a covering transaction to cover short positions. Those activities may cause the price of the common stock to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.
      Any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. In compliance with guidelines of the National Association of Securities Dealers, or NASD, the maximum consideration or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.
      All securities we offer, other than common stock, will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of these securities may make a market in these securities. However, they are not obligated to make a market and may discontinue market making activity at any time. No assurance can be given as to the liquidity of the trading market for any of these securities. Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
      The following discussion summarizes the material U.S. federal income tax considerations regarding our qualification and taxation as a REIT and the material U.S. federal income tax consequences resulting from the acquisition, ownership and disposition of our common stock. This discussion is based on current law and assumes that we will at all relevant times qualify as a REIT for U.S. federal income tax purposes. The tax law upon which this discussion is based could be changed, and any such change could have retroactive effect. The following discussion is not exhaustive of all possible tax considerations. This summary neither gives a detailed discussion of any state, local or foreign tax considerations nor discusses all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or to particular types of stockholders that are subject to special tax rules, such as insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations or partnerships, and persons who are not citizens or residents of the United States, stockholders that hold our stock as a hedge, part of a straddle, conversion transaction or other arrangement involving more than one position, or stockholders whose functional currency is not the U.S. dollar. This discussion assumes that you will hold our common stock as a “capital asset,” generally, property held for investment, under the Internal Revenue Code.
      YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSIDERATIONS OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND THE POTENTIAL CHANGES IN APPLICABLE TAX LAWS.
Our Qualification as a REIT
      We have elected to be taxed as a REIT under the Internal Revenue Code. We intend that we will continue to be organized and operate in such a manner as to qualify for taxation as a REIT. In connection with this offering, we have received the opinion of our legal counsel, Jaffe, Raitt, Heuer & Weiss, Professional Corporation, that we are organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that this opinion is not binding on the IRS or any court. In addition, the opinion of our counsel is based on various assumptions and is conditioned upon certain representations made by us as to factual matters, including factual representations concerning our business and assets as set forth in this prospectus, and assumes that the actions described in this prospectus are completed in a timely fashion.
      Our qualification and taxation as a REIT depends on our ability to meet, through actual annual (and in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels, diversity of stock ownership, and the various other qualification tests imposed under the Internal Revenue Code discussed below. No assurance can be given that our actual results for any particular taxable year will satisfy these requirements. See “— Failure to Qualify as a REIT.” In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time.
      So long as we qualify for taxation as a REIT, we generally will be permitted a deduction for federal income tax purposes for dividends we pay to our stockholders. As a result, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when this income is distributed. We will be required to pay U.S. federal income tax, however, as follows:

•	We will be required to pay tax at regular corporate rates on any undistributed “REIT taxable income” (REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid and including undistributed net capital gain);

•	We may be required to pay the “alternative minimum tax” on our items of tax preference.

•	If we have (i) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or on a lease of the property.

•	We will be required to pay a 100% tax on any net income from “prohibited transactions.” Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to:

•	the greater of (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below for the taxable year, and (ii) the amount by which 95% of our gross income exceeds the amount qualifying under the 95% gross income test described below for the taxable year, multiplied by

•	a fraction intended to reflect our profitability.

•	We will be required to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year at least the sum of:

•	85% of our real estate investment trust ordinary income for the year;

•	95% of our real estate investment trust capital gain net income for the year; and

•	any undistributed taxable income from prior years.

•	If we acquire any asset from a corporation which is taxed as a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the 10-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on the lesser of such gain and the excess of:

•	the fair market value of the asset, over

•	our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset.

A C corporation is generally defined as a corporation required to pay full corporate-level tax. The results described in this paragraph with respect to the recognition of gain will apply unless we make an election under Treasury Regulation Section 1.337(d)-7(c) to cause the C corporation to recognize all of the gain inherent in the property at the time of acquisition of the asset. In addition, if we acquire any asset from an S corporation or another REIT that previously acquired such asset from a C corporation in a carry-over basis transaction (including in connection with the making of an S corporation or REIT election), we will also be subject to the built in gains tax if we dispose of the asset during the 10-year period beginning on the date that the asset was acquired from the C corporation.

•	If our dealings with any taxable REIT subsidiaries (discussed below) are not at arm’s length, we could be subject to a 100% tax on any redetermined income or deduction items.

•	Finally, if we own a residual interest in a real estate mortgage investment conduit, or REMIC, we will be taxed at the highest corporate rate on the portion of any excess inclusion income, or “phantom” taxable income, that we derive from REMIC residual interests equal to the percentage of our stock that is held by “disqualified organizations.” Similar rules may apply if we own all of the equity interests in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a taxable REIT subsidiary, we will not be subject to this tax. For a discussion of “excess inclusion income,” see “Ownership of Residual Interests in REMIC’s.” A “disqualified organization” includes:

•	the United States;

•	any state or political subdivision of the United States;

•	any foreign government;

•	any international organization;

•	any agency or instrumentality of any of the foregoing;

•	any other tax-exempt organization, other than a farmer’s cooperative described in section 521 of the Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code; and

•	any rural electrical or telephone cooperative.
      In addition, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, any taxable REIT subsidiary in which we own an interest, will be subject to federal corporate income tax on its taxable income.
Requirements for Qualification as a REIT
      The Internal Revenue Code defines a REIT as a corporation, trust or association:

(i) that is managed by one or more trustees or directors;

(ii) that issues transferable shares or transferable certificates to evidence beneficial ownership;

(iii) that would be taxable as a domestic corporation but for Sections 856 through 859 of the Internal Revenue Code;

(iv) that is not a financial institution or an insurance company within the meaning of the Internal Revenue Code;

(v) that is beneficially owned by 100 or more persons;

(vi) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year (the “5/50 Rule”);

(vii) that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status; and

(viii) that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.
      The Internal Revenue Code provides that all of the first four conditions stated above must be met during the entire taxable year and that the fifth condition must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The fifth and sixth conditions do not apply until after the first taxable year for which an election is made to be taxed as a REIT.
Stock Ownership Tests
      At all times after our first REIT taxable year, our stock must be beneficially held by at least 100 persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. In addition, under the 5/50 Rule during the last half of each taxable year (other than our first REIT taxable year) not more than 50% in value of our outstanding shares may be owned actually or constructively by five or fewer individuals. In determining whether five or fewer individuals hold our shares, certain attribution rules of the Internal Revenue Code apply. For purposes of the 5/50 Rule, pension trusts and other specific tax-exempt entities generally are treated as individuals, except trusts that are qualified trusts under Internal Revenue Code Section 401(a) are not considered individuals, and beneficiaries of such trusts are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of the 5/50 Rule. Our charter imposes repurchase provisions and transfer restrictions to avoid having more than 50% of the value of our stock held by five or fewer individuals and to ensure that we comply with the 100 shareholder requirement. These restrictions, however, may not ensure that we will be able to satisfy these stock ownership requirements. We will be treated as satisfying the 5/50 Rule if we comply with the demand letter and record keeping requirements discussed below, and if we do not know, and by exercising reasonable diligence would not have known, whether we failed to satisfy the 5/50 Rule. We anticipate that we will satisfy the stock ownership tests, and will use reasonable efforts to monitor our stock ownership in order to ensure continued compliance with these tests. If we were to fail either of the stock ownership tests, we would generally be disqualified from REIT status, unless our failure was due to reasonable cause and not willful neglect, provided we pay a penalty of $50,000 for each such failure.
      To monitor our compliance with the stock ownership tests, we are required to maintain records regarding the actual ownership of our shares of stock. To do so, we are required to demand written statements each year from the record holders of certain percentages of our shares of stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include our dividends in gross income). A REIT with 2,000 or more record stockholders must demand statements from record holders of 5% or more of its shares, one with fewer than 2,000, but more than 200, record stockholders must demand statements from record holders of 1% or more of the shares, while a REIT with 200 or fewer record stockholders must demand statements from record holders of 0.5% or more of the shares. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. A stockholder who fails or refuses to comply with the demand must submit a statement with his tax return disclosing the actual ownership of the shares of stock and certain other information.
Qualified REIT Subsidiaries and Disregarded Entities
      If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” or owns 100% of the membership interests in a limited liability company, the separate existence of that subsidiary or limited liability company will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (discussed below), all of the stock of which is owned by the REIT. A limited liability company 100% owned by a single member is referred to as a disregarded entity. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary or disregarded entity will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. If we own a qualified REIT subsidiary or disregarded entity, neither will be subject to federal corporate income taxation, although such entities may be subject to state and local taxation in some states.
Partnerships
      An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its proportionate share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share, based on percentage capital interests, of the assets, liabilities and items of income of any partnership, joint venture or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.
Taxable REIT Subsidiaries
      A “taxable REIT subsidiary” of a REIT is a corporation in which the REIT directly or indirectly owns stock and that elects, together with the REIT, to be treated as a taxable REIT subsidiary under Section 856(l) of the Internal Revenue Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as our taxable REIT subsidiary. A taxable REIT subsidiary is a corporation subject to federal income tax, and state and local income tax where applicable, as a regular “C” corporation.
      A taxable REIT subsidiary is not subject to the 100% tax on “prohibited transactions” and need not comply with the REIT income tests. Our taxable REIT subsidiaries will generally conduct business activities, such as loan servicing and insurance, the income from which, if earned directly by us, could cause us to fail to satisfy the REIT income tests. We may also use taxable REIT subsidiaries to engage in certain securitization transactions. Our ability to conduct activities through taxable REIT subsidiaries, however, is limited by the requirement that not more than 20% of the total value of the assets of a REIT may be represented by securities of one or more taxable REIT subsidiaries.
      Several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, taxable REIT subsidiaries are limited in their ability to deduct interest payments in excess of a certain amount made to the REIT. In addition, a REIT will be obligated to pay a 100% penalty tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between the REIT and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.
Income Tests
      To qualify as a REIT, we must satisfy two gross income requirements, each of which is applied on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year generally must be derived directly or indirectly from:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, stock in other REITs;

•	gain from the sale of real property or mortgage loans;

•	income and gain derived from foreclosure property;

•	amounts, such as commitment fees, received in consideration for entering into an agreement to make a loan secured by real property, unless such amounts are determined by income and profits;

•	income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and

•	interest or dividend income from investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term.
      Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% gross income test, and from (i) dividends, (ii) interest, (iii) gain from the sale or disposition of stock or securities, or (iv) any combination of the foregoing.
      Our income for purposes of these tests includes our allocable share of all income earned by any entities in which we own an interest that are partnerships or disregarded entities for income tax purposes (including qualified REIT subsidiaries), and the subsidiaries of these partnerships or disregarded entities that are partnerships or disregarded entities for income tax purposes.
      The following paragraphs discuss the specific application of the gross income tests to us.

Dividends
      Our share of any dividends received from our taxable REIT subsidiaries or any other corporation in which we may own an interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We expect to limit any dividends from our corporate subsidiaries to stay within the limit on nonqualifying income under the 75% gross income test.

Interest
      The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. We do not expect that any of our mortgage loans will be based in whole or in part on the income or profits of any person.
      Interest on debt secured by mortgages on real property or on other interests in real property, including, for this purpose, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property — that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.
      The interest, original issue discount, and market discount income that we receive from our mortgage loans generally will be qualifying income for purposes of both gross income tests. However, as discussed above, if the fair market value of the real estate securing any of our loans is less than the principal amount of the loan, a portion of the income from that loan will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test.
      Any amount includable in our gross income with respect to a regular or residual interest in a REMIC generally also is treated as interest on an obligation secured by a mortgage on real property. Interest income received with respect to non-REMIC pay-through bonds and pass-through debt instruments, such as collateralized mortgage obligations, however, will not be qualifying income for this purpose. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC.

Fee Income
      We may receive various fees in connection with the mortgage loans. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property, and the fees are not determined by income and profits. Therefore, commitment fees will generally be qualifying income for purposes of the income tests. Other fees, such as fees received for servicing loans for third parties and origination fees, are not qualifying income for purposes of either income test. We intend that substantially all of our servicing income will be earned by our taxable REIT subsidiaries. In this case, the income earned by such subsidiaries from these services will not be included for purposes of our gross income tests.

Hedging Transactions
      From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Such hedging activities may include entering into interest rate swaps, caps, and floors, options, and futures and forward contracts. Effective for our taxable year beginning January 1, 2005, any periodic income or gain from such hedging transactions will generally not constitute gross income and therefore will be disregarded for purposes of the 95% gross income test if certain identification and other requirements are satisfied, and will be treated as nonqualifying income for the 95% and 75% gross income tests if such requirements are not satisfied. To the extent that we hedge with other types of financial instruments, or to the extent that a portion of our mortgage loans is not secured by “real estate assets” or in other situations, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests.

Rents from Real Property
      We currently do not own any real property (other than a small amount of real property acquired through the foreclosure of mortgage loans). To the extent that we acquire real property or an interest therein in the future, rents we receive will generally qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage of percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless, generally, the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants (determined on specified testing dates) and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property. Finally, for rents to qualify as “rents from real property” for purposes of the gross income tests, we are generally only allowed to provide services that are both “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant,” except through a taxable REIT subsidiary or an independent contractor from which the REIT itself does not derive or receive any income.

Foreclosure Property
      Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.
      However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

      We may have the option to foreclose on mortgage loans when a borrower is in default. The foregoing rules would affect the implications of a decision by us to foreclose on a particular mortgage loan and may affect whether we will choose to foreclose with regard to a particular mortgage loan.

Failure to Satisfy Income Tests
      If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our federal income tax return and any incorrect information on the schedule is not due to fraud with intent to evade tax. Effective for our taxable year beginning January 1, 2005, these relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect and if we satisfy specified filing and disclosure requirements set forth in the Code. If these relief provisions are inapplicable to a particular set of circumstances, we could fail to qualify as a REIT. Even if these relief provisions apply, a penalty tax would be imposed based on the amount of nonqualifying income. See “Our Qualification as a REIT,” above.

Prohibited Transactions Tax
      We may at some point securitize mortgage loans and/or mortgage-backed securities. If we were to securitize mortgage assets ourselves on a regular basis (other than through the issuance of non-REMIC transactions), there is a substantial risk that such activities would cause us to be treated as a “dealer” and that all of the profits from such sales would be subject to tax at the rate of 100% as income from prohibited transactions. Accordingly, where we intend to sell the securities created by that process, we expect that we will engage in the securitization through one or more taxable REIT subsidiaries, which will not be subject to this 100% tax, but will be subject to corporate income tax. We also may securitize such mortgage assets through the issuance of non-REMIC securities, whereby we retain an equity interest in the mortgage-backed assets used as collateral in the securitization transaction. The issuance of any such instruments could result in a portion of our assets being classified as a “taxable mortgage pool” under Section 7701(1) of the Internal Revenue Code. A taxable mortgage pool would be treated as a separate corporation for U.S. federal income tax purposes, which in turn could jeopardize our status as a REIT. We intend to structure our securitizations in a manner that would not result in the creation of taxable mortgage pool. There is no assurance, however, that the IRS might not successfully maintain that such taxable mortgage pool exists.
Asset Tests
      At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

•	First, at least 75% of the value of our total assets must be represented by the following:

(1) interests in real property, including leaseholds and options to acquire real property and leaseholds;

(2) interests in mortgages on real property;

(3) stock in other REITs;

(4) cash and cash items;

(5) government securities;

(6) investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term; and

(7) regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the federal income tax laws,

determined as if we held such assets directly, we will be treated as holding directly our proportionate share of the assets of such REMIC.

•	Second, not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

•	Third, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

•	Fourth, we may not own more than 10% of any one issuer’s outstanding voting securities.

•	Fifth, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the “straight debt” exception discussed below.

•	Sixth, no more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.
      For purposes of the third, fourth and fifth asset tests, the term “securities” does not include equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, other securities included in the 75% asset class above, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT. However, “straight debt” securities and certain other obligations, including loans to individuals or estates, certain specified loans to partnerships, obligations to pay rents from real property, certain specified rental agreements and securities issued by REITs, are not treated as “securities” for purposes of the fifth asset test.
      “Straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors (subject to certain specified exceptions) and (iii) the issuer is either not a corporation or a partnership or the only securities of the issuer held by us, and certain of our taxable REIT subsidiaries, subject to a de minimis exception, are straight debt.
      Our assets for purposes of these tests include our allocable share of all assets held by any entities in which we own an interest that are partnerships or disregarded entities (including qualified REIT subsidiaries) for income tax purposes, and the subsidiaries of these partnerships or disregarded entities that are partnerships or disregarded entities for income tax purposes.
      We believe that all or substantially all of the mortgage loans that we will be considered to own for purposes of these rules will be qualifying assets for purposes of the 75% asset test. For purposes of these rules, however, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. Although the law on the matter is not entirely clear, it appears that the non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that is security for that loan. To the extent that we own debt securities that are not secured by mortgages on real property, those debt securities will not be qualifying assets for purposes of the 75% asset test.
      After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. For this purpose, an increase in our capital interest in any partnership or limited liability company in which we own an interest will be treated as an acquisition of a portion of the securities or other property owned by that partnership or limited liability company. If our failure to meet the third or fifth asset tests is de minimis (the value of total assets at a quarter end is not more than the lesser of: (i) 1% of the total REIT assets for such quarter or (ii) $10 million), no loss of REIT status will occur, provided that we dispose of the assets within 6 months following the end of the quarter during which we identify such failure or otherwise meet the requirements of such asset tests by the end of such time period. If our failure is other than de minimis, we may still meet the various asset tests if (a) our failure is due to reasonable cause and not willful neglect; (b) we provide a schedule of offending assets to the IRS and dispose of such assets within 6 months after the last day of the quarter in which such failure is discovered and (c) we pay a monetary penalty equal to the greater of $50,000 or a tax equal to the highest corporate rate multiplied by the net income generated by the offending asset during the period it is held.
Annual Distribution Requirements
      To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders each year in an amount at least equal to the sum of:

•	90% of our “REIT taxable income,” and

•	90% of our after tax net income, if any, from foreclosure property, minus

•	the excess of the sum of specified items of our non-cash income items over 5% of REIT taxable income, as described below.
      For purposes of these distribution requirements, our “REIT taxable income” is computed without regard to the dividends paid deduction and net capital gain. In addition, for purposes of this test, the specified items of non-cash income include income attributable to leveled stepped rents, certain original issue discount, excess inclusion income, certain like-kind exchanges that are later determined to be taxable and income from cancellation of indebtedness. In addition, if we disposed of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation and we did not elect to recognize gain currently in connection with the acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognize on a disposition of the asset within the ten-year period following our acquisition of such asset, to the extent that such gain does not exceed the excess of:

•	the fair market value of the asset on the date we acquired the asset, over

•	our adjusted basis in the asset on the date we acquired the asset.
      Only distributions that qualify for the “dividends paid deduction” available to REITs under the Internal Revenue Code are counted in determining whether the distribution requirements are satisfied. We must make these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for that year, paid on or before the first regular dividend payment following the declaration and we elect on our tax return to have a specified dollar amount of such distributions treated as if paid in the prior year. For these and other purposes, dividends declared by us in October, November or December of one taxable year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder during such taxable year, provided that the dividend is actually paid by us by January 31 of the following taxable year.
      In addition, dividends we make must not be preferential. If a dividend is preferential, it will not qualify for the dividends paid deduction. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class.
      To the extent that we do not distribute all of our net capital gain, or we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be required to pay tax on this undistributed income at regular ordinary and capital gain corporate tax rates. Furthermore, if we fail to distribute during each calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of the January immediately following such year) at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year, and (iii) any undistributed taxable income from prior years, we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed or subject to corporate tax. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and avoid paying federal income and excise taxes.

      Under certain circumstances, we may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Although we may be able to avoid being taxed on amounts distributed as deficiency dividends, we will be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.
      We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us. For purposes of the 4% nondeductible excise tax described above, any retained amounts for which we elect this treatment would be treated as having been distributed.
Failure to Qualify as a REIT
      If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be required to pay federal income taxes, including any applicable alternative minimum tax, on our taxable income in that taxable year and all subsequent taxable years at regular corporate rates. Distributions to our stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to our stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits and may be eligible for the corporate dividends-received deduction and, in the case of individuals, the new reduced rate applicable to qualified dividend income. See “— Distributions Generally” below. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.
Taxation of Taxable United States Stockholders
      For purposes of the discussion in this prospectus, the term “United States stockholder” means a beneficial holder of our stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States (as determined for U.S. federal income tax purposes);

•	a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless Treasury regulations provide otherwise;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or a trust that has made a valid election to be treated as a U.S. person.
Distributions Generally
      Provided we qualify as a REIT distributions out of our current or accumulated earnings and profits, other than capital gain dividends, will be taxable to United States stockholders as ordinary dividends. Such REIT dividends generally are ineligible for the new reduced 15% tax rate (for calendar years from 2003 through 2008) for “qualified dividend income” received by individuals, trusts and estates. However, such rate will apply to the extent that we have qualified dividend income for the taxable year in which the dividend is paid and we designate such dividend as qualifying for such reduced rate. For this purpose, qualified dividend income of a REIT includes (i) dividends from taxable REIT subsidiaries, (ii) the excess of its “REIT taxable income” for the preceding year, which would typically include any income that the REIT did not distribute to stockholders, over the tax payable by the REIT on such income, and (iii) the excess of the income of the REIT for the preceding year subject to the built-in-gain tax on certain assets acquired from C corporations over the tax payable by the REIT on any such income in the preceding year. In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which the common stock becomes ex-dividend. Provided that we qualify as a REIT, dividends paid by us will not be eligible for the dividends received deduction generally available to United States stockholders that are corporations.
      To the extent that we make distributions in excess of current and accumulated earnings and profits, the distributions will be treated as a tax-free return of capital to each United States stockholder, and will reduce the adjusted tax basis that each United States stockholder has in our stock by the amount of the distribution, but not below zero. Distributions in excess of current and accumulated earnings and profits that exceed the United States stockholder’s adjusted tax basis in its stock generally will be taxable as capital gain, and will be taxable as long-term capital gain if the stock has been held for more than one year. The calculation of the amount of distributions that are applied against or exceed adjusted tax basis are made on a share-by-share basis. If we declare a dividend in October, November, or December of any calendar year that is payable to stockholders of record on a specified date in such a month and actually pay the dividend during January of the following calendar year, the dividend is deemed to be paid by us and received by the stockholder on December 31st of the year preceding the year of payment. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.
Capital Gain Distributions
      We can designate distributions as capital gain dividends to the extent of our net capital gain for the taxable year of the distribution. Distributions designated by us as capital gain dividends will be taxable to United States stockholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the United States stockholder has held its shares. United States stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.
Retention of Net Capital Gains
      We may elect to retain, rather than distribute as a capital gain dividend, our net capital gains. If we were to make this election, we would pay federal income tax at regular corporate rates on such retained capital gains. In such a case, our stockholders would generally:

•	include their proportionate share of our undistributed net capital gains in their taxable income as a long term capital gain for federal income tax purposes;

•	be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gains and receive a credit or refund to the extent that the tax paid by us exceeds their tax liability on the undistributed capital gain.

•	increase the adjusted basis of their stock by the difference between the amount of their share of our undistributed net capital gain and their share of the federal income tax paid by us.
      Based on the source of our capital gain, capital gain dividends or undistributed capital gain will generally be taxed to non-corporate United States stockholders at a maximum rate of 15% (20% for sales occurring after December 31, 2008) or 25%.
Ownership of Residual Interests in REMICs
      If a REIT holds a residual interest in a REMIC, its stockholders will be subject to a tax on their share of the excess of the REIT’s “excess inclusion” income, as defined in Section 860E of the Internal Revenue Code, over the taxable income of the REIT. REIT stockholders generally may not offset their share of excess inclusion income with any current, carryforward or carryback net operating losses. Tax exempt entities that own shares in a REIT must treat their allocable share of excess inclusion income as unrelated business taxable income. If we securitize loans using a REMIC, we intend to do so through one or more taxable REIT subsidiaries. We cannot assure you, however, that all our securitization transactions utilizing REMICs will be conducted through a taxable REIT subsidiary.

      We may also securitize mortgage assets through the issuance of non-REMIC securities. The issuance of such instruments, however, may result in us or a portion of our assets being classified as a “taxable mortgage pool” under Section 7701(i) of the Internal Revenue Code. If we or a portion of our assets is considered a taxable mortgage pool for federal income tax purposes, a portion of our taxable income may, under regulations to be issued by the U.S. Treasury Department, be characterized as “excess inclusion” income. Although we intend to securitize our assets so as to avoid classification as a taxable mortgage pool, we cannot assure you that the Internal Revenue Service could not successfully maintain that such taxable mortgage pool exists.
Passive Activity Losses and Investment Interest Limitations
      Distributions we make, undistributed net capital gain includible in income and gains arising from the sale or exchange of our stock by a United States stockholder will not be treated as passive activity income. As a result, United States stockholders will not be able to apply any “passive losses” against income or gains relating to our stock. With respect to non-corporate stockholders, dividends that do not constitute a return of capital that are taxed at ordinary income rates will generally be treated as investment income for purposes of the investment interest limitation. However, net capital gain from the disposition of shares (or distributions treated as such), capital gain dividends and dividends taxed at the net capital gain rate generally will be excluded from investment income except to the extent the stockholder elects to treat such net capital gain or dividends as ordinary income for federal income tax purposes.
Dispositions of Stock
      Upon any taxable sale or other disposition of our common stock, a U.S. holder will recognize capital gain or loss for federal income tax purposes on the disposition in an amount equal to the difference between:

•	the amount of cash and the fair market value of any property received on such disposition; and

•	the U.S. holder’s adjusted basis in such common stock for tax purposes.
      The applicable tax rate will depend on the holder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the holder’s tax bracket. A U.S. holder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 15%. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT common stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.” We do not expect any material amount of such unrecaptured Section 1250 gain. Holders are advised to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. holder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our stock. Deduction of capital losses may be subject to limitations.
      In general, any loss upon a sale or exchange of our common stock by a U.S. holder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, but only to the extent of distributions received by such U.S. holder that are required to be treated by such U.S. holder as long-term capital gains.
Information Reporting and Backup Withholding
      We report to our United States stockholders and the IRS the amount of dividends paid during each calendar year, along with the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid and redemption proceeds unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number or social security number, certifying as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A United States stockholder that does not provide us with its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. A United States stockholder can meet this requirement by providing us with a correct, properly completed and executed copy of IRS Form W-9 or a substantially similar form. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability, if any, and otherwise be refundable, provided the proper forms are filed on a timely basis. The backup withholding tax rate currently is 28%.
      In addition, we may be required to withhold a portion (currently, 35%) of capital gain distributions made to any stockholders who fail to certify their non-foreign status.
Taxation of Tax-Exempt Stockholders
      Provided that a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Internal Revenue Code, i.e., property the acquisition or holding of which is or is treated as financed through a borrowing by the tax-exempt United States stockholder, and the stock is not otherwise used in an unrelated trade or business, dividend income on our stock and income from the sale of our stock generally should not be unrelated business taxable income to a tax-exempt stockholder. However, if we were to hold residual interests in a REMIC, or if we or a pool of our assets were to be treated as a taxable mortgage pool, a portion of the dividends paid to a tax-exempt stockholder may be subject to tax as unrelated business taxable income.
      For tax-exempt stockholders that are social clubs, voluntary employees’ beneficiary associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our stock will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our stock. Any such investors should consult their tax advisors concerning these “set aside” and reserve requirements.
      Notwithstanding the above, however, a substantial portion of the dividends received with respect to our stock may constitute unrelated business taxable income if we are treated as a “pension-held REIT” and you are a trust which:

•	is described in Section 401(a) of the Internal Revenue Code and exempt from tax under Section 501(a) of the Internal Revenue Code; and

•	holds more than 10%, by value, of our equity interests.
      Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as “qualified trusts.”
      A REIT is a “pension-held REIT” if:

•	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by a qualified trust shall be treated, for purposes of the 5/50 rule, described above, as owned by the beneficiaries of the trust, rather than by the trust itself; and

•	either at least one qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, holds in the aggregate more than 50%, by value, of the interests in the REIT.
      The percentage of any REIT dividends treated as unrelated business taxable income under these rules is equal to the ratio of:

•	the unrelated business taxable income earned by the REIT, less directly related expenses, treating the REIT as if it were a qualified trust and therefore subject to tax on unrelated business taxable income, to

•	the total gross income, less directly related expenses, of the REIT.

      A de minimis exception applies where this percentage is less than 5% for any year. As a result of the limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a pension-held REIT.
Taxation of Non-United States Stockholders
      The rules governing U.S. federal income taxation of non-United States stockholders are complex, and no attempt will be made herein to provide more than a summary of these rules. “Non-United States stockholders” mean beneficial owners of shares of our stock that are not United States stockholders (as such term is defined in the discussion above under the heading entitled “Taxation of Taxable United States Stockholders”).
      PROSPECTIVE NON-U.S. STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE IMPACT OF FOREIGN, FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN OUR STOCK AND OF OUR ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING ANY REPORTING REQUIREMENTS.
      Distributions to non-United States stockholders that are neither attributable to gain from our sale or exchange of U.S. real property interests nor designated by us as capital gain dividends or retained capital gains will be treated as dividends to the extent that they are made out of our current or accumulated earnings and profits. These distributions will generally be subject to a withholding tax equal to 30% of the distribution unless an applicable tax treaty reduces or eliminates that tax. Under some treaties, lower withholding rates do not apply to dividends from REITs. However, if income from an investment in our stock is treated as effectively connected with the non-United States stockholder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-United States stockholder), the non-United States stockholder generally will be subject to federal income tax at graduated rates in the same manner as United States stockholders are taxed with respect to those distributions, and also may be subject to the 30% branch profits tax in the case of a non-United States stockholder that is a corporation, unless a treaty reduces or eliminates these taxes. We expect to withhold federal income tax at the rate of 30% on the gross amount of any dividend distributions (other than capital gain dividends or distributions attributable to gain from the sale or exchange of U.S. real property interests) made to a non-United States stockholder unless:

•	a lower treaty rate applies and any required form, for example IRS Form W-8BEN, evidencing eligibility for that reduced rate is filed by the non-United States stockholder with us; or

•	the non-United States stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.
      Any portion of the dividends paid to non-United States stockholders that is treated as “excess inclusion” income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate.
      Distributions in excess of our current and accumulated earnings and profits that are neither attributable to the gain from our disposition of a U.S. real property interest nor designated by us as capital gain dividends will not be taxable to non-United States stockholders to the extent that these distributions do not exceed the adjusted basis of the stockholder’s stock, but rather will reduce the adjusted basis of that stock. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-United States stockholder’s stock, these distributions will give rise to a federal income tax liability if the non-United States stockholder would otherwise be subject to tax on any gain from the sale or disposition of its stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution may be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are creditable against U.S. federal income tax liability, if any, or refundable by the IRS to the extent the distribution is subsequently determined to be in excess of our current and accumulated earnings and profits and the proper forms are filed with the IRS by the stockholder on a timely basis. We are also required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution that is neither attributable to the gain from the disposition of a U.S. real property interest nor designated by us as capital gain dividends, to the extent that we do not do so, any portion of a distribution not subject to withholding at a rate of 30% may be subject to withholding at a rate of 10%.
      Distributions that are designated by us as capital gain dividends which are not attributable to gain from the sale or exchange of a U.S. real property interest generally will not be subject to income taxation, unless (1) investment in our stock is effectively connected with the non-United States stockholder’s U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-United States stockholder), in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to such gain (and a corporate non-United States stockholder may also be subject to the 30% branch profits tax), or (2) the non-United States stockholder is a non-resident alien individual who is present in the U.S. for 183 days or more during the taxable year and certain other conditions are satisfied, in which case the non-resident alien individual will be subject to a 30% tax on the individual’s capital gains.
      For any year in which we qualify as a REIT, distributions whether or not designated as capital gain dividends that are attributable to gain from the sale or exchange of a U.S. real property interest, which includes some interests in real property, but generally does not include an interest solely as a creditor in mortgage loans or mortgage-backed securities, will be taxed to a non-United States stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or “FIRPTA.” Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a non-United States stockholder as if that gain were effectively connected with the stockholder’s conduct of a U.S. trade or business. Non-United States stockholders thus would be taxed at the normal capital gain rates applicable to United States stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-U.S. corporate stockholder. We are required to withhold 35% of any distribution paid to a non-United States stockholder that we designate (or, if greater, the amount that we could designate) as a capital gains dividend derived from the sale or exchange of a U.S. real property interest. The amount on which we are required to withhold includes capital gains not subject to FIRPTA. The amount withheld is creditable against the non-United States stockholder’s tax liability, or refundable to the extent in excess of such tax liability, provided the proper forms are filed on a timely basis.
      Notwithstanding the foregoing and effective for taxable years beginning on or after January 1, 2005, distributions (including capital gain distributions) with respect to any class of stock of a REIT which is regularly traded on an established securities market located in the United States will not be treated as gain recognized from the sale or exchange of a U.S. real property interest if the non-U.S. holder does not own 5% of such class of stock at any time during the taxable year.
      Gains recognized by a non-United States stockholder upon a sale of our stock generally will not be taxed under FIRPTA if we are a domestically controlled REIT, which is a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-United States stockholders. We currently expect that we will be a domestically controlled REIT. We cannot, however, assure you that we will be or that we will remain a domestically controlled REIT. Even if we are not a domestically controlled REIT, however, a non-United States stockholder that owns, actually or constructively, 5% or less of our stock throughout a specified testing period will not recognize taxable gain on the sale of our stock under FIRPTA if our shares are traded on an established securities market in the future.
      If gain from the sale of the stock were subject to taxation under FIRPTA, the non-United States stockholder would be subject to the same treatment as United States stockholders with respect to that gain, subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. In addition, the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

      Gains not subject to FIRPTA will be taxable to a non-United States stockholder if the non-United States stockholder’s investment in the stock is effectively connected with a trade or business in the U.S. (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-United States stockholder), in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to that gain; or the non-United States stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.
Information Reporting and Backup Withholding for Non-United States Stockholders
      If the proceeds of a disposition of our stock are paid by or through a U.S. office of a broker-dealer, the payment is generally subject to information reporting and to backup withholding (currently at a rate of 28%) unless the disposing non-United States stockholder certifies as to his non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a foreign office of a foreign broker-dealer. If the proceeds from a disposition of our stock are paid to or through a foreign office of a U.S. broker-dealer or a non-U.S. office of a foreign broker-dealer that is (i) a “controlled foreign corporation” for U.S. federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for a three-year period was effectively connected with a U.S. trade or business, (iii) a foreign partnership with one or more partners who are U.S. persons and who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (iv) a foreign partnership engaged in the conduct of a trade or business in the U.S., then (a) backup withholding will not apply unless the broker-dealer has actual knowledge that the owner is not a foreign stockholder, and (b) information reporting will not apply if the non-United States stockholder satisfies certification requirements regarding its status as a foreign stockholder. Other information reporting rules apply to non-United States stockholders, and prospective non-United States stockholders should consult their own tax advisors regarding these requirements.
Possible Legislative or Other Action Affecting Tax Consequences
      You should recognize that the present U.S. federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could affect the tax consequences of an investment in us.
State, Local and Foreign Taxation
      We may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which we transact business or make investments, and our stockholders may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which they reside. Our state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. In addition, a stockholder’s state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. Consequently, prospective investors should consult their tax advisors regarding the effect of state, local and foreign tax laws on an investment in our stock.
LEGAL MATTERS
      The validity of the securities being offered by this prospectus will be passed upon for us by Jaffe, Raitt, Heuer & Weiss, P.C. of Southfield, Michigan.

EXPERTS
      The financial statements of Origen Financial, Inc. as of December 31, 2004 and 2003 and for the periods then ended have been incorporated by reference herein in reliance upon the reports of Grant Thornton LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C., 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s web site at www.sec.gov and our website at www.origenfinancial.com. We have not incorporated by reference into this prospectus the information contained on our website and you should not consider it to be part of this prospectus. In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.
      The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities to which this prospectus relates, or the offering is otherwise terminated:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on April 15, 2005;

•	our amendment to annual report on Form 10-K/A for the fiscal year ended December 31, 2004, filed with the SEC on April 29, 2005;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2005, filed with the SEC on May 16, 2005;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2005, filed with the SEC on August 15, 2005;

•	our amendment to quarterly report on Form 10-Q/A for the quarter ended March 31, 2004, filed with the SEC on August 12, 2005;

•	our amendment to quarterly report on Form 10-Q/A for the quarter ended June 30, 2004, filed with the SEC on August 12, 2005;

•	our amendment to quarterly report on Form 10-Q/A for the quarter ended September 30, 2004, filed with the SEC on August 12, 2005;

•	our proxy statement for our stockholders’ meeting on June 22, 2005, filed on May 25, 2005;

•	our current report on Form 8-K, filed with the SEC on February 24, 2005;

•	our current reports on Form 8-K, filed with the SEC on March 15, 2005;

•	our current report on Form 8-K, filed with the SEC on March 31, 2005;

•	our current report on Form 8-K, filed with the SEC on May 13, 2005;

•	our amendment to current report on Form 8-K, filed with the SEC on May 26, 2005; and

•	our current report on Form 8-K, filed with the SEC on August 15, 2005.

      We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to:
Origen Financial, Inc.
Attention: W. Anderson Geater, Jr.
27777 Franklin Road, Suite 1700
Southfield, MI 48034
248-746-7010

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 29, 2005
PROSPECTUS
[Sales Agreement Prospectus Cover Page]
Origen Financial, Inc.
1,540,000 Shares of Common Stock
        This prospectus relates to our issuance and sale of the up to 1,540,000 shares of common stock from time to time through Brinson Patrick Securities Corporation, as sales manager. These sales, if any, will be made pursuant to a sales agreement between us and the sales manager, a copy of which has been attached as an exhibit to this registration statement of which this prospectus is a part.
       INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” ON PAGE 2.
       Our common stock is quoted on the Nasdaq National Market under the symbol “ORGN.” On August 26, 2005, the last reported sale price for our common stock on the Nasdaq National Market was $7.19 per share.
      We will make any sales of our common stock under this prospectus, if any, on or through the facilities of the NASDAQ National Market, to our through market makers, or to or through an electronic communications network, at prices prevailing at the time of sale, or in any other manner permitted by law (including, without limitation, privately negotiated transactions). We will make these sales through the sales manager on a best efforts basis.
      The compensation to the sales manager for sales of our common stock will be at a fixed commission rate of 5% of the gross sales price per common stock sold. In connection with the sale of common stock on our behalf the sales manager will be deemed to be an “underwriter” with in the meaning of the Securities Act of 1933, as amended, and the compensation of the sales manager may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales manager against liabilities, including liabilities under the Securities Act.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2005

[“Plan of Distribution” section for Sales Agreement Prospectus]
      [The “Plan of Distribution” section in the Sales Agreement Prospectus will be identical in all respects to the “Plan of Distribution” section in the Basic Prospectus, except for the addition of the following language”]
Plan of Distribution
      We may sell up to 1,540,000 shares of common stock from time to time through Brinson Patrick Securities Corporation, as sales manager. These sales, if any, will be made pursuant to a sales agreement between us and the sales manager, a copy of which has been attached as an exhibit to this registration statement of which this prospectus supplement is a part. Sales of our common stock under this prospectus, if any, will be made on or through the facilities of the NASDAQ National Market, to or through a market maker, or to or through an electronic communications network, at prices prevailing at the time of the sale, or in any other manner permitted by law (including, without limitation, privately negotiated transactions). These sales will be made by the sales manager on a best efforts basis.
      The compensation to the sales manager for sales of our common stock shall be at a fixed commission rate of 5% of the gross sales price per share sold. In connection with the sale of common stock on our behalf, the sales manager will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of the sales manager may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales manager against liabilities, including liabilities under the Securities Act. The following table shows the public offering price, underwriting commissions and proceeds, before expenses, to us, assuming all 1,540,000 shares of common stock are sold at $           per share, the closing price of our common stock on the NASDAQ National Market on                     , 2005.

	Per Share*	Total

Public offering price	$	$
Underwriting commissions (5%)	$	$
Proceeds, before expenses to us	$	$

*	This is an offering that will be made, if at all, from time to time at the then-prevailing market prices. Therefore, there can be no assurances that the public offering price, underwriting commissions, and proceeds, before expenses, will be as set forth above. The commissions are computed based upon the highest applicable rate under the sales agreement.
      The expenses of the offering, not including underwriting commissions, are estimated at                     and are payable by us.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other expenses of issuance and distribution
      The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All the amounts shown are estimates except for the registration fee.

Securities and Exchange Commission Registration Fee	$23,540
NASD Filing Fees	$10,000
Legal Fees and Expenses	$50,000
Accountants’ Fees and Expenses	$10,000
Printing Expenses	$50,000
Trustee’s Fees	$10,000
Transfer Agent Fees and Expenses	$5,000
Rating Agency Fees	$30,000
Miscellaneous	$1,460
Total	$190,000

Item 15.	Indemnification of Directors and Officers
      Our by-laws provide for the indemnification of our directors and officers to the fullest extent permitted by Delaware law. Delaware law generally permits indemnification of directors and officers against certain costs, liabilities and expenses that any such person may incur by reason of serving in such positions if: (i) the director or officer acted in good faith; (ii) the director or officer acted in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the corporation; and (iii) in the case of criminal proceedings, the director or officer had no reasonable cause to believe that the conduct was unlawful.
      Our certificate of incorporation provides that the personal liability of any director to us or our stockholders for money damages is limited to the fullest extent allowed by law of the State of Delaware as amended or interpreted. Our certificate of incorporation provides that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Delaware law does not affect the potential liability of directors to third parties, such as our creditors.
      We also maintain insurance to protect ourself and our directors, officers, employees and agents against expenses, liabilities and losses incurred by such persons in connection with their service in the foregoing capacities. The underwriting agreement, which is Exhibit 1.1 to this registration statement, may provide for indemnification by any underwriters of us, our directors, our officers who sign the registration statement and our controlling persons for some liabilities, including liabilities arising under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules
      (a) The following exhibits are filed herewith or incorporated herein by reference:

Exhibit		Method of
Number	Description	Filing

1.1	Form of Underwriting Agreement	(1)

1.2	Sales Agreement between Origen Financial, Inc. and Brinson Patrick Securities Corporation	(2)

4.1	Form of Common Stock Certificate	(3)

4.2	Registration Rights Agreement dated as of October 8, 2003 among Origen Financial, Inc., Lehman Brothers Inc., on behalf of itself and as agent for the investors listed on Schedule A thereto and those persons listed on Schedule B thereto	(3)

4.3	Registration Rights Agreement dated as of February 4, 2004 between Origen Financial, Inc. and DB Structured Finance Americas, LLC	(3)

4.4	Form of Senior Indenture	(2)

4.5	Form of Subordinated Indenture	(2)

4.6	Form of Senior Debt Security	(1)

4.7	Form of Subordinated Debt Security	(1)

4.8	Certificate of Designations of Preferred Stock	(1)

5.1	Opinion of Jaffe, Raitt, Heuer and Weiss, P.C. as to legality of the securities being issued	(2)

8.1	Opinion of Jaffe, Raitt, Heuer & Weiss, P.C. as to certain tax matters	(2)

12.1	Computation of Ratio of Earnings to(a) Fixed Charges and(b) Combined Fixed Charges and Preference Dividends	(2)

23.1	Consent of Grant Thornton, LLP	(2)

23.2	Consent of Jaffe, Raitt, Heuer & Weiss, P.C. (included in opinions filed as Exhibit 5.1 and Exhibit 8.1 hereto)	(2)

24.1	Power of attorney (included in the signature page of this registration statement)	(2)

(1)	To be filed as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference.

(2)	Filed herewith.

(3)	Incorporated by reference to Origen Financial, Inc.’s Registration Statement on Form S-11 No. 33-112516, as amended.

Item 17.	Undertakings
      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That:

(i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and

(ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Origen Financial, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on this 29th day of August, 2005.

ORIGEN FINANCIAL, INC.
(registrant)

By:	/s/ Ronald A. Klein

Ronald A. Klein, Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald A. Klein and W. Anderson Geater, Jr., and each of them, acting individually and without the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement, and to sign any and all registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the foregoing, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, any securities exchange or quotation system on which Origen Financial, Inc.’s common stock may be listed, and such other authorities as he or she deems appropriate, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them individually, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald A. Klein Ronald A. Klein	Chief Executive Officer and Director (Principal Executive Officer)	August 29, 2005

/s/ W. Anderson Geater, Jr. W. Anderson Geater, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)	August 29, 2005

/s/ Paul A. Halpern Paul A. Halpern	Director	August 29, 2005

/s/ Gary A. Shiffman Gary A. Shiffman	Director	August 29, 2005

Signature	Title	Date

/s/ Richard Rogel Richard Rogel	Director	August 29, 2005

/s/ James A. Williams James A. Williams	Director	August 29, 2005

/s/ Michael J. Wechsler Michael J. Wechsler	Director	August 29, 2005

EXHIBIT INDEX

Exhibit		Method of
Number	Description	Filing

1.1	Form of Underwriting Agreement	(1)

1.2	Sales Agreement between Origen Financial, Inc. and Brinson Patrick Securities Corporation	(2)

4.1	Form of Common Stock Certificate	(3)

4.2	Registration Rights Agreement dated as of October 8, 2003 among Origen Financial, Inc., Lehman Brothers Inc., on behalf of itself and as agent for the investors listed on Schedule A thereto and those persons listed on Schedule B thereto	(3)

4.3	Registration Rights Agreement dated as of February 4, 2004 between Origen Financial, Inc. and DB Structured Finance Americas, LLC	(3)

4.4	Form of Senior Indenture	(2)

4.5	Form of Subordinated Indenture	(2)

4.6	Form of Senior Debt Security	(1)

4.7	Form of Subordinated Debt Security	(1)

4.8	Certificate of Designations of Preferred Stock	(1)

5.1	Opinion of Jaffe, Raitt, Heuer and Weiss, P.C. as to legality of the securities being issued	(2)

8.1	Opinion of Jaffe, Raitt, Heuer & Weiss, P.C. as to certain tax matters	(2)

12.1	Computation of Ratio of Earnings to(a) Fixed Charges and(b) Combined Fixed Charges and Preference Dividends	(2)

23.1	Consent of Grant Thornton, LLP	(2)

23.2	Consent of Jaffe, Raitt, Heuer & Weiss, P.C. (included in opinions filed as Exhibit 5.1 and Exhibit 8.1 hereto)	(2)

24.1	Power of attorney (included in the signature page of this registration statement)	(2)

(1)	To be filed as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference.

(2)	Filed herewith.

(3)	Incorporated by reference to Origen Financial, Inc.’s Registration Statement on Form S-11 No. 33-112516, as amended.